                                                                 EXHIBIT 10.102






                                  FIXED PRICE



                            ENGINEERING, PROCUREMENT



                                      AND



                             CONSTRUCTION AGREEMENT



                                    BETWEEN



                            EAST COAST POWER L.L.C.



                                    AS OWNER



                                      AND



                     NATIONAL ENERGY PRODUCTION CORPORATION



                                 AS CONTRACTOR

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----
  ARTICLE 1 DEFINITIONS                                                                                           1


   Section 1.1.      Definitions.                                                                                 1

   Section 1.2.      Interpretation.                                                                             15


  ARTICLE 2 THE WORK                                                                                             15


  ARTICLE 3 CONTRACT DOCUMENTS                                                                                   15


  ARTICLE 4 RESPONSIBILITIES OF THE CONTRACTOR AND OWNER                                                         16


   Section 4.1.      Design and Engineering Work.                                                                16

   Section 4.2.      Procurement of Materials and Services.                                                      18

   Section 4.3.      Inspections of Materials and Work.                                                          18

   Section 4.4.      Construction and Installation.                                                              19

   Section 4.5.      Training and Operations.                                                                    19

   Section 4.6.      Facility Site Conditions.                                                                   20

   Section 4.7.      Work Schedule and Detailed Schedule.                                                        20

   Section 4.8.      As-Builts.                                                                                  21

   Section 4.9.      Standard of Performance; Inspection.                                                        21

   Section 4.10.     Corporate Guaranty Agreement.                                                               21

   Section 4.11.     Project Manager.                                                                            22

   Section 4.12.     Government Authorizations.                                                                  22

   Section 4.13.     System Turnover Packages.                                                                   22

   Section 4.14.     Owner's Responsibilities.                                                                   22


  ARTICLE 5 TIME OF COMMENCEMENT AND COMPLETION                                                                  22


   Section 5.1.      Commencement; Completion.                                                                   22

   Section 5.2.      Limited Notice to Proceed.                                                                  23

   Section 5.3.      Notice to Proceed.                                                                          23

   Section 5.4.      Owner Delay for Failure to Give Notice to Proceed.                                          23

  ARTICLE 6 FIXED PRICE CONTRACT                                                                                 23


   Section 6.1.      Contract Price.                                                                             23

   Section 6.2.      Payment Schedule.                                                                           23

   Section 6.3.      Monthly Invoices.                                                                           24

   Section 6.4.      Monthly Payments.                                                                           24

   Section 6.5.      Payments Not Waiver or Acceptance of Work.                                                  25

   Section 6.6.      Payment of Subcontractors.                                                                  25

   Section 6.7.      Interest and Disputed Invoices.                                                             25

   Section 6.8.      Offsets.                                                                                    25

   Section 6.9.      Change Orders.                                                                              26

   Section 6.10.     Owner Directed Changes.                                                                     26

   Section 6.11.     Contractor Requested Changes.                                                               26

   Section 6.12.     Adjustments to Agreement; Performance of Changes.                                           27

   Section 6.13.     Other Provisions Unaffected.                                                                28

   Section 6.14.     Impact of Excusable Event.                                                                  28

   Section 6.15.     Mitigation of Excusable Event.                                                              29


  ARTICLE 7 STAGES OF COMPLETION                                                                                 29


   Section 7.1.      Notice of Mechanical Completion and Punch List.                                             29

   Section 7.2.      Start-Up and Performance and Reliability Testing.                                           30

   Section 7.3.      Test Prerequisites.                                                                         30

   Section 7.4.      Substantial Completion Criteria.                                                            31

   Section 7.5.      Substantial Completion.                                                                     31

   Section 7.6.      Notice of Final Completion.                                                                 31

   Section 7.7.      Fuel-NG and Fuel-LSFO Supply and Generated Electricity.                                     32

   Section 7.8.      Title and Risk of Loss Until Substantial Completion.                                        32


  ARTICLE 8 PERFORMANCE TESTS AND RELIABILITY TEST                                                               33


   Section 8.1.      Performance Tests.                                                                          33

   Section 8.2.      Failure to Meet Minimum Performance Guarantees.                                             34

   Section 8.3.      Remedial Work; Costs and Performance of Remedial Work.                                      34

   Section 8.4.      Re-Performance of Performance Tests.                                                        35

   Section 8.5.      Failure to Meet  Performance  Guarantees  and  Substantial  Completion  Prior to the
                     Guaranteed Completion Date.                                                                 35

   Section 8.6.      Liquidated Damages Not a Penalty.                                                           35

   Section 8.7.      Other Performance Guarantee Exclusions.                                                     35

   Section 8.8.      Reliability Test.                                                                           35


  ARTICLE 9 RESPONSIBILITIES OF CONTRACTOR                                                                       36


   Section 9.1.      Supervision.                                                                                36

   Section 9.2.      Employees and Agents.                                                                       36

   Section 9.3.      No Reliance.                                                                                36

   Section 9.4.      Labor and Materials.                                                                        36

   Section 9.5.      Discipline.                                                                                 36

   Section 9.6.      Taxes.                                                                                      36

   Section 9.7.      Governmental Authorizations, Fees, and Notices.                                             37

   Section 9.8.      Compliance with Laws.                                                                       37

   Section 9.9.      Liability for Breach.                                                                       37

   Section 9.10.     Contractor Staffing.                                                                        37

   Section 9.11.     Record Documents.                                                                           39

   Section 9.12.     Quality Control.                                                                            39

   Section 9.13.     Periodic Status Report.                                                                     40

   Section 9.14.     Use of Facility Site and Existing Facility Site, Hazardous Materials and Clutter            40

   Section 9.15.     Cleaning Up.                                                                                42

   Section 9.16.     Independent Contractor.                                                                     42

   Section 9.17.     Operations Manual.                                                                          43

   Section 9.18.     Operating Spare Parts; Owner Provided Start-Up Spare Parts.                                 43

   Section 9.19.     Office space/utilities.                                                                     43


  ARTICLE 10 WARRANTIES                                                                                          43


   Section 10.1.     Complete Facility.                                                                          43

   Section 10.2.     Warranty Period.                                                                            44

   Section 10.3.     Remedial Warranty Work.                                                                     44

   Section 10.4.     Procedures for Remedial Warranty Work.                                                      45

   Section 10.5.     Other Warranty Exclusions.                                                                  45

   Section 10.6.     Subcontractor Warranties.                                                                   45

   Section 10.7.     Year 2000 Warranty.                                                                         46

   Section 10.8.     No Implied Warranties and Exclusive Remedy.                                                 46


  ARTICLE 11 INDEMNIFICATION                                                                                     46


   Section 11.1.     Contractor's Indemnification of Owner.                                                      46

   Section 11.2.     Owner's Indemnification of Contractor.                                                      47

   Section 11.3.     Patent Indemnity.                                                                           47

   Section 11.4.     Notice.                                                                                     47

   Section 11.5.     Defense of Claims.                                                                          48

   Section 11.6.     Other Provisions; Survival.                                                                 48


  ARTICLE 12 INSURANCE                                                                                           48


  ARTICLE 13 PROTECTION OF PERSONS AND PROPERTY                                                                  48


   Section 13.1.     Safety Precautions and Programs.                                                            48

   Section 13.2.     Occupational Safety and Health Act.                                                         49

   Section 13.3.     EEO Compliance.                                                                             49

   Section 13.4.     Emergencies.                                                                                50


  ARTICLE 14 SUBCONTRACTORS                                                                                      50


  ARTICLE 15 LIENS                                                                                               51


  ARTICLE 16 PATENTS, OWNERSHIP OF DOCUMENTS AND CONFIDENTIAL INFORMATION                                        51


   Section 16.1.     No Incorporation.                                                                           51

   Section 16.2.     Confidential Information.                                                                   51

   Section 16.3.     Disclosure of Confidential Information.                                                     52

   Section 16.4.     Exchange of Information and Publication.                                                    53


  ARTICLE 17 TERMINATION OF AGREEMENT                                                                            53


   Section 17.1.     Termination Events.                                                                         53

   Section 17.2.     Termination for Convenience.                                                                54

   Section 17.3.     Termination Due to the Owner's Default.                                                     54

   Section 17.4.     Payment on Termination                                                                      55

  ARTICLE 18 OWNER'S RIGHT TO STOP THE WORK                                                                      56


   Section 18.1.     Suspension of Work Without Cause.                                                           56

   Section 18.2.     Substitute Performance                                                                      56

  ARTICLE 19 OTHER PROVISIONS                                                                                    56


   Section 19.1.     Notices                                                                                     56

   Section 19.2.     No Waiver.                                                                                  58

   Section 19.3.     Governing Law.                                                                              58

   Section 19.4.     Dispute Resolution.                                                                         58

   Section 19.5.     Owner's project director, Owner's Representative and owner's engineer.                      59

   Section 19.6.     Headings.                                                                                   59

   Section 19.7.     Non-Waiver Clause.                                                                          59

   Section 19.8.     Severability.                                                                               60

   Section 19.9.     Assignment and Financing Support.                                                           60

   Section 19.10.    No Third Party Beneficiaries.                                                               61

   Section 19.11.    Limitation of Liability.                                                                    61

   Section 19.12.    Waiver of Consequential Damages.                                                            61

   Section 19.13.    Amendments.                                                                                 62

   Section 19.14.    Title to Fuel and Electrical Output.                                                        62

   Section 19.15.    Non-Collusion.                                                                              62

   Section 19.16.    Counterparts.                                                                               62


                                    EXHIBITS


Exhibit A        -    Contract Price

Exhibit A-1      -    Contractor's Affidavit

Exhibit A-2      -    Contractor's Final Affidavit and Release of Liens

Exhibit A-3      -    Subcontractor's Affidavit and Release of Liens

Exhibit B        -    Work Schedule

Exhibit C        -    Statement of Work

Exhibit C-1      -    Training

Exhibit D        -    Key Work

Exhibit E        -    Performance Guarantees

Exhibit F        -    Liquidated Damages

Exhibit G        -    Performance Tests

Exhibit G-1      -    Output and Heat Rate Test Procedure Guidelines

Exhibit G-2      -    Sound Test Procedure Guidelines

Exhibit G-3      -    Emission Test Procedure Guidelines

Exhibit G-4      -    Reliability Test

Exhibit G-5      -    Steam Output Procedure Guidelines

Exhibit H        -    Insurance

Exhibit I        -    Enron Corp Guarantee

Exhibit J        -    Existing Facility Site

Exhibit K        -    Change Order Pricing

Exhibit L        -    Drawings and Specifications

Exhibit M        -    Construction Permits and Governmental Authorizations

Exhibit N        -    Owner's Responsibilities

Exhibit O        -    Warranty Claim Procedures

Exhibit P        -    Fuel Specifications

Exhibit Q        -    Warranty Claim Form

                                  FIXED PRICE

                            ENGINEERING, PROCUREMENT
                                      AND
                             CONSTRUCTION AGREEMENT


THIS FIXED PRICE ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT ("Agreement" or "Contract"), is entered into upon the 2nd day of June, 2000 ("the Effective Date"), between East Coast Power L.L.C. ("Owner"), a Delaware limited liability company, whose address is 711 Louisiana, Suite 3200, Houston, Texas 77002-2716 and National Energy Production Corporation ("Contractor"), a Delaware corporation, whose address is 11831 North Creek Parkway N., Bothell, Washington 98011. Owner and Contractor shall be, individually, a "Party".

                                    RECITALS

A. Owner desires to engage Contractor to provide turnkey services for the design and engineering of, procurement for and construction, commissioning and testing of a nominal 172 MW gas-fired cogeneration plant, utilizing a newly-manufactured General Electric Model 7FA Combustion Turbine Generator Set, currently owned by Owner and located at the manufacturing facility of General Electric Company, in Greenville, South Carolina (the "Turbine") and a dual pressure level HRSG and associated equipment under the terms and provisions set forth herein; and,

B. Contractor desires to undertake and fully perform such services under the provisions set forth herein; and,

C. Contemporaneously with the execution hereof, Owner has assigned to Contractor that certain purchase order for the Turbine dated as of December 27, 1999, executed as of December 30, 1999 and effective February 4,1999, by and between Enron North America Corp., a Delaware corporation, as "Purchaser", and General Electric Company, a New York corporation, as "Seller," as amended (the "Purchase Order"), which Purchase Order was previously assigned by Enron North America Corp. to Owner pursuant to that certain assignment dated as of December 30, 1999, so that the Turbine shall be part of the Equipment to be supplied by Contractor hereunder.

D. NOW, THEREFORE, in consideration of the agreement of Owner to pay the Contract Price to Contractor, and of the premises and the mutual covenants and conditions herein contained, Owner and Contractor do hereby covenant and agree as follows:


                                   ARTICLE 1
                                  DEFINITIONS


         SECTION 1.1. DEFINITIONS.

         The following definitions shall apply to this Agreement:

"ADJUSTED ELECTRICAL OUTPUT-LSFO" shall mean the Electrical Output-LSFO measured under the conditions of a Performance Test-LSFO but which is corrected to the Guarantee Conditions as outlined in the guidelines of Exhibits G and G-1.

"ADJUSTED ELECTRICAL OUTPUT-NG" shall mean the Electrical Output-NG measured under the conditions of a Performance Test-NG but which is corrected to the Guarantee Conditions as outlined in the guidelines of Exhibits G and G-1.

"ADJUSTED HEAT RATE-LSFO" shall mean the Heat Rate-LSFO measured under the conditions of a Performance Test-LSFO but which is corrected to the Guarantee Conditions as outlined in Exhibits G and G-1.

"ADJUSTED HEAT RATE-NG" shall mean the Heat Rate-NG measured under the conditions of a Performance Test-NG but which is corrected to the Guarantee Conditions as outlined in Exhibits G and G-1.

"ADJUSTED HP STEAM OUTPUT-LSFO" shall mean the HP Steam Output-LSFO as measured under the conditions of a Performance Test-LSFO but which is corrected to the Guarantee Conditions as outlined in the guidelines of Exhibits G, G-1 and G-5.

"ADJUSTED HP STEAM OUTPUT-NG" shall mean the HP Steam Output-NG as measured under the conditions of a Performance Test-NG but which is corrected to the Guarantee Conditions as outlined in the guidelines of Exhibits G, G-1 and G-5.

"ADJUSTED IP STEAM OUTPUT-LSFO" shall mean the IP Steam Output-LSFO as measured under the conditions of a Performance Test-LSFO but which is corrected to the Guarantee Conditions as outlined in the guidelines of Exhibit G, G-1 and G-5.

"ADJUSTED IP STEAM OUTPUT-NG" shall mean the IP Steam Output-NG as measured under the conditions of a Performance Test-NG but which is corrected to the Guarantee Conditions as outlined in the guidelines of Exhibit G, G-1 and G-5.

"ADJUSTED STEAM OUTPUT" shall mean collectively the Adjusted HP Steam Output-NG, the Adjusted IP Steam Output-NG, the Adjusted HP Steam Output-LSFO and the Adjusted IP Steam Output-LSFO.

"AFFILIATE" shall mean in relation to any Party, a Person that controls, is controlled by, or is under common control with such Party. As used in this definition the term "control" means, with respect to a Person that is a corporation, the ownership, directly or indirectly, of more than 50% of the voting securities of such Person or, with respect to a Person that is not a corporation, the power to direct the management or policies of such Person, whether by operation of law, by contract, or otherwise. For purposes of this Agreement, Cogen Technologies Linden Venture, L.P. shall be deemed an Affiliate of Owner (regardless of whether Cogen Technologies Linden Venture, L.P. meets the requirements of the foregoing definition of "Affiliate" in its relationship with Owner.

"AIR PERMIT" shall mean the Air Pollution Control Permit and Prevention of Significant Deterioration Permit, Permit Activity #990003, Facility ID #40955, Approval Date December 7, 1999,

Expiration Date December 6, 2004, issued by the State of New Jersey, Department of Environmental Protection.

"AIR EMISSIONS GUARANTEES" shall mean the Air Emissions Guarantee-NG and the Air Emissions Guarantee-LSFO.

"AIR EMISSIONS GUARANTEE-LSFO" shall have the meaning set forth in Section 2.3 of Exhibit E.

"AIR EMISSIONS GUARANTEE-NG" shall have the meaning set forth in Section 2.2 of Exhibit E.

"AIR EMISSIONS TEST" has the meaning set forth in Exhibit G-3.

"AS-BUILTS" shall mean the completed and corrected drawings of the Facility as actually constructed as of the date of Final Completion and as certified by a P.E.

"BAR" shall have the meaning set forth in Exhibit H.

"BASE LOAD" shall mean the operation of the Facility at 100% Electrical Output for the prevailing ambient temperature, relative humidity, barometric pressure, fuel heating value, exhaust temperature limitation, rated frequency and voltage.

"BUSINESS DAYS" means days in which national banks are open for business in New York, New York.

"CHANGE IN LAW" shall mean the occurrence of any of the following after the Effective Date:

         (a)      the enactment of any new Law;

         (b)      the modification or repeal of any existing Law;

         (c)      a change in the interpretation or application of Law;

         (d) the imposition of a requirement for Governmental Authorizations not required at the Effective Date or reasonably expected on the Effective Date to be required following the Effective Date to carry out the Work;

         (e) after the date of grant of any Governmental Authorizations a change in the terms and conditions attaching to such Governmental Authorizations or the attachment of any new terms or conditions;

         (f) any Governmental Authorizations (other than Construction Permits) not being granted on a timely basis on application therefor having been duly made; or

         (g) any such Governmental Authorizations as has been granted ceasing to remain in full force and effect for reasons not attributable to the claiming party or, if granted for a limited period, not being renewed on a timely basis on application therefor being duly made, or being renewed on terms or subject to conditions which are materially less favorable to the Contractor than those attached to the original Governmental Authorizations, and which are more burdensome on Contractor than the Laws or Governmental Authorizations in effect on the Effective Date, or in the case of Governmental Authorization, are more burdensome than the request conditions committed to in application for such Governmental Authorization where an Official Governmental Authorization has not been issued prior to the Effective Date but with respect to which an application has been filed, and, in each case, which are more burdensome on Contractor than the Laws or Governmental Authorizations in effect on the Effective Date, or in the case of Governmental Authorizations, are more burdensome than the requirements and conditions committed to in application for such Governmental Authorizations where an official Governmental Authorization has not been issued prior to the Effective Date but with respect to which an application has been filed.

"CHANGE" shall mean any material deviation in the Agreement other than a formal written amendment to the Agreement executed by the Parties.

"CHANGE ORDER" shall mean a written order pursuant to Article 6.

"CONSTRUCTION PERMITS" shall mean the Air Permit, the City of Linden, New Jersey Planning Board approval, the Department of Community Affairs of the State of New Jersey approval; and any other required permits to allow the commencement and completion of construction of the Facility.

"CONTRACT DOCUMENTS" shall have the meaning set forth in Article 3.

"CONTRACT PRICE" shall have the meaning set forth in Exhibit A.

"CONTRACTOR" shall have the meaning set forth in the introductory paragraph of this Agreement.

"CONTRACTOR CHANGE REQUEST" shall have the meaning set forth in Section 6.12.

"CONTRACTOR PARTIES" shall mean Contractor, its Affiliates, agents, officers, directors, employees, representatives, insurers, Subcontractors, and all of their respective agents, officers, directors, employees, representatives, contractors, and subcontractors, or anyone of which to be referred to individually as a "Contractor Party".

"CONTRACTOR PROJECT MANAGER" shall mean Richard Kuprewicz or any other person designated as such by Contractor in a notice in writing to Owner.

"CORRECTION PERIOD" shall have the meaning set forth in Section 8.3.

"CUSTOMER" shall mean Bayway Refining Company and other Owner customers taking Electrical Output from the Facility.

"DEFAULT RATE" shall mean the rate of interest calculated from the date a payment was due until the date payment is made and shall be at the lesser of
(a) a rate of interest one percent above the rate announced from time to time by Morgan Guaranty Trust Company, New York as its prime commercial interest rate, and (b) the maximum amount of non-usurious interest permitted by law.

"DATE OF SUBSTANTIAL COMPLETION" shall mean the date Contractor delivers to Owner the Notice of Substantial Completion which is subsequently endorsed as approved by Owner as set forth in Section 7.5.

"DELAY LIQUIDATED DAMAGES" shall have the meaning set forth in Exhibit F.

"DELIVERY" means, with respect to any equipment and other goods provided by Contractor to be incorporated into the Facility, transportation of such goods to and placement of such goods at the Facility Site.

"DISPUTE" shall mean any material claim or disagreement over the terms of this Agreement, payments due hereunder, the performance of the Work, or other matters concerning the Work or the Contract Documents.

"DRAWINGS AND SPECIFICATIONS" shall mean the Drawings and Specifications listed in Exhibit L.

"EFFECTIVE DATE" shall be the date set forth in the introductory paragraph of this Agreement.

"ELECTRICAL OUTPUT" shall mean the Electrical Output-LSFO and Electrical Output-NG produced by the Facility.

"ELECTRICAL OUTPUT-LSFO" shall mean the electrical power produced at the Facility as measured at the generator terminals minus the Net Auxiliary Power while operating on Fuel-LSFO at Base Load.

"ELECTRICAL OUTPUT-NG" shall mean the electrical power produced at the Facility as measured at the generator terminals minus the Net Auxiliary Power while operating on Fuel-NG at Base Load.

"ELECTRICAL OUTPUT GUARANTEE-LSFO" shall mean that the average Adjusted Electrical Output-LSFO shall meet or exceed the value set forth in Section 3.3 of Exhibit E.

"ELECTRICAL OUTPUT GUARANTEE-NG" shall mean that the average Adjusted Electrical Output-NG shall meet or exceed the value set forth in Section 3.1 of Exhibit E.

"ELECTRICAL OUTPUT, HEAT RATE & STEAM OUTPUT TEST" has the meaning as set forth in Exhibit G-1.

"ELECTRICAL OUTPUT LIQUIDATED DAMAGES-LSFO" shall have the meaning set forth in
Section 2.2 of Exhibit F.

"ELECTRICAL OUTPUT LIQUIDATED DAMAGES-NG" shall have the meaning set forth in
Section 2.1 of Exhibit F.

"EMISSIONS GUARANTEE-LSFO" shall have the meaning set forth in Section 2.3 of Exhibit E.

"EMISSIONS GUARANTEE-NG" shall have the meaning set forth in Section 2.2 of Exhibit E.

"EQUIPMENT" means the equipment to be supplied by Contractor in accordance with the terms of this Agreement.

"EXCUSABLE EVENT" means any unforeseeable or unpreventable event beyond the reasonable control, and without negligence of, such Party (or any third Person over whom such Party has control including any subcontractor) and which causes a delay in or total or partial failure of the performance by such Party of its obligations hereunder. Subject to the foregoing, Excusable Event shall include but shall not be limited to: Owner Delay, Change in Law, Facility Site Variations, Owner caused physical damage to the Work at the Facility Site, and force majeure events, including sabotage, acts of (declared or undeclared) war, acts of civil or military authority, guerilla or terrorist activity, public enemy acts, civil riots or disobedience, restrictions by order of a court or public authority, riot, blockade, or other economic sanction of an official nature, explosions, fires, action or inaction of any Governmental Authority, national, regional or local strikes, work stoppages, boycotts, walkouts or other labor disputes (except those that are directed at the Contractor at the Facility Site), floods, storms, accidents in shipping, hurricanes, tornadoes, fuel or energy shortage, fire, lightning, epidemics, sand storm, plague, holocaust or other events similar to the foregoing affecting either Party. Notwithstanding the foregoing, an Excusable Event shall not include delay resulting from (i) normal weather conditions which could reasonably be anticipated by experienced contractors operating in New Jersey, (ii) the occurrence of any manpower or equipment shortages except if such shortage results from an act, event or condition which would constitute an event giving rise to an Excusable Event or (iii) any delay, default or failure (direct or indirect) in obtaining equipment, or any subcontractor or worker performing any Work or any other delay, default or failure (financial or otherwise) of a subcontractor, vendor or supplier except if such delay, default or failure results from any act, event or condition which would, with respect to such subcontractor, supplier or vendor, as the case may be, give rise to an Excusable Event if such supplier, subcontractor or vendor were a Party to this Contract. A Party's financial inability to perform shall not constitute an Excusable Event.

"EXISTING FACILITY" OR "EXISTING PLANT" shall mean the 725 MW gas-fired combined cycle cogeneration facility owned by Cogen Technologies Linden Venture, L.P. and located in Linden, New Jersey on the Existing Facility Site of the Bayway Refinery facility, but excluding the Facility.

"EXISTING FACILITY SITE" shall mean the site on which the Existing Facility is located as shown on the site plan set out in Exhibit J.

"EXTENDED WARRANTY PERIOD" shall have the meaning set forth in Section 10.2.

"FACILITY" shall mean the nominal 172 MW gas-fired power station to be located at Owner's Existing Facility Site location and including the Turbine and all other energy producing equipment and its auxiliary equipment, electrical transformers, interconnection facilities and metering facilities, as may be required for the receipt of fuel and for delivery of steam and electricity, and all other improvements, related solely to the power station and located on the Facility Site, all as set forth in the Statement of Work.

"FACILITY SITE" shall mean the area and the land, spaces, above or below the ground as described in Exhibit J.

"FACILITY SITE ACCESS AND SAFETY PROCEDURES" shall have the meaning set forth in Section 9.14(a)

"FACILITY SITE MANAGER" shall have the meaning set forth in Section 9.10.2.

"FACILITY SITE VARIATIONS" shall have the meaning set out in Section 4.6.

"FAR SOURCE SOUND LEVEL GUARANTEE" shall have the meaning set forth in Section
1.2 of Exhibit E.

"FINAL COMPLETION" shall have the meaning as set forth in Section 7.6.

"FINANCIAL CLOSE" shall mean the execution of all loan agreements, security agreements, promissory notes, equity commitments, and guarantees and other financing agreements by the Lenders and the Owner and its affiliates in connection with the provision of long term project financing of the Facility and the Work in an amount not less than the Contract Price plus a reasonable contingency, the satisfaction or waiver of all conditions precedent to the general availability of funds to Owner for the construction of the Facility under such financing agreements, and the occurrence of the initial disbursement of funds thereunder by the lenders.

"FUEL" shall mean Fuel-LSFO and Fuel-NG.

"FUEL DELIVERY POINT" shall be the point of interconnection between the Facility and a new natural gas and liquid fuel transportation facility to be constructed at the border of the Facility Site.

"FUEL-LSFO" shall mean low sulfur fuel oil in accordance with the Fuel Specifications.

"FUEL-NG" shall mean natural gas in accordance with the Fuel Specifications.

"FUEL SPECIFICATIONS" shall have the meaning set forth in Exhibit P.

"GOOD INDUSTRY PRACTICE" OR "GIP" shall mean those practices, methods, techniques and standards, as in effect or generally applicable on the date of this Agreement, that are generally accepted for use in the electric power generation industry in the United States and commonly used in prudent power generation engineering and operations to design, engineer, construct, test, operate and maintain equipment lawfully, safely, efficiently and economically as applicable to equipment of the size, service and type used in the Facility; provided, however, that Good Industry Practice is not intended to be limited solely to the optimum practice, methods or actions to the exclusion of all other practices, methods or actions but is instead to be construed as a range of possible practices used by contractors, owners and operators of power generating facilities similar to the Facility in terms of capacity, location and operating characteristics. Good Industry Practice shall in all events include compliance in the performance of the Work with environmental standards and requirements set forth in the Statement of Work and observance of all environmental protection laws applicable to the Facility in effect from time to time in New Jersey and the United States.

"GOVERNMENTAL AUTHORITY" shall mean any national, state or local government and any political subdivision thereof and any other governmental, quasi-governmental, administrative, judicial, public or statutory body, ministry, department, instrumentality, agency, authority, board, bureau, corporation or commission with jurisdiction over the Facility.

"GOVERNMENTAL AUTHORIZATIONS" shall mean, without limitation, any clearance, consent, license, approval, permit, rule, regulation, ordinance, order, code or standard issued or required to be issued by any Governmental Authority.

"GUARANTEED COMPLETION DATE" shall have the meaning as set forth in Section
5.1.

"GUARANTEE CONDITIONS" shall have the meaning set forth in Section 4.0 of Exhibit G.

"HAZARDOUS MATERIALS" shall mean (i) any petroleum or petroleum product, asbestos in any form that is or could become friable, dielectric fluid containing levels of polychlorinated biphenyl (PCB's) or mercury (whether sealed within equipment or otherwise); (ii) any material or substance which is deemed a pollutant, or hazardous or toxic substance under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.,ss.9601 et seq., the Resource Conservation and Recovery Act 42 U.S.C.,ss.6901 et seq., the Toxic Substances Control Act, 15 U.S.C.,ss.2601 et seq., and any other New Jersey or U.S. federal law, rule, regulation, ordinance or requirement, all as amended or hereafter amended, or deemed to be such by a Government Authority generally or relating to the generation, excavation, transportation, removal or disposal of pollutants or hazardous or toxic substances and materials.

"HEAT RATE" shall mean Heat Rate-LSFO and Heat Rate-NG.

"HEAT RATE GUARANTEES" mean the Heat Rate Guarantee-LSFO and the Heat Rate Guarantee-NG.

"HEAT RATE GUARANTEE-LSFO" shall mean that the average Adjusted Heat Rate-LSFO shall not exceed the value set forth in Section 4.3 of Exhibit E.

"HEAT RATE GUARANTEE-NG" shall mean that the average Adjusted Heat Rate-NG shall not exceed the value set forth in Section 4.1 of Exhibit E..

"HEAT RATE LIQUIDATED DAMAGES" shall mean the combination of Heat Rate Liquidated Damages-LSFO and Heat Rate Liquidated Damages-NG, in the aggregate.

"HEAT RATE LIQUIDATED DAMAGES-LSFO" shall have the meaning set forth in Section
2.4 of Exhibit F.

"HEAT RATE LIQUIDATED DAMAGES-NG" shall have the meaning set forth in Section
2.3 of Exhibit F.

"HEAT RATE-LSFO" shall mean the heat rate of the Turbine as measured following the protocol outline in Exhibit F of the Purchase Order while operating the Turbine on Fuel-LSFO at Base Load.

 "HEAT RATE-NG" shall mean the heat rate of the Turbine as measured following the protocol outline in Exhibit F of the Purchase Order while operating the Turbine on Fuel-NG at Base Load.

"HP STEAM GUARANTEE-LSFO" shall mean that the average Adjusted HP Steam Output-LSFO shall be equal to or exceed the value set forth in Section 5.3 of Exhibit E.

"HP STEAM GUARANTEE-NG" shall mean that the average Adjusted HP Steam Output-NG shall be equal to or exceed the value set forth in Section 5.1 of Exhibit E.

"HP STEAM OUTPUT-LSFO" shall mean the high pressure steam output while operating on Fuel-LSFO at Base Load as measured at the high pressure steam flow meter.

"HP STEAM OUTPUT-NG" shall mean the high pressure steam output while operating on Fuel-NG at Base Load as measured at the high pressure steam flow meter.

"HRSG" means heat recovery steam generator.

"INDEMNIFIED PARTY" and "INDEMNIFYING PARTY" shall have the meaning set forth in Section 11.5.

"INDEPENDENT ENGINEER" means an individual or entity of high standing and established reputation, expert in the field of designing and constructing facilities of the type representative of the Facility, or in the event that Lender appoints an independent engineer, the independent engineer so appointed.

"IP STEAM GUARANTEE-LSFO" shall mean that the average Adjusted IP Steam Output-LSFO shall be equal to or exceed the value set forth in Section 5.7 of Exhibit E.

"IP STEAM GUARANTEE-NG" shall mean that the average Adjusted IP Steam Output-NG shall be equal to or exceed the value set forth in Section 5.5 of Exhibit E.

"IP STEAM OUTPUT-LSFO" shall mean the intermediate pressure steam output while operating on Fuel-LSFO at Base Load as measured at the intermediate pressure steam flow meter.

"IP STEAM OUTPUT-NG" shall mean the intermediate pressure steam output while operating on Fuel-NG at Base Load as measured at the intermediate pressure steam flow meter.

"LAW" shall mean, without limitation, any applicable environmental, health, safety, or other law, rule, regulation, ordinance, order, permit, code, standard, directive or other Governmental Authorization of any Governmental Authority.

"LENDER" means the bank(s), financial institution(s) or other Person(s) providing financing or refinancing for the construction and/or permanent financing for the Project or any agent or trustee of any of the foregoing.

"LIMITED NOTICE TO PROCEED" shall have the meaning set forth in Section 5.2.

"LIQUIDATED DAMAGES" shall mean the Delay Liquidated Damages and/or Performance Liquidated Damages, collectively or independently, as required by the context in which the term is used.

"MECHANICAL COMPLETION" shall mean, with respect to the Facility, the completion of the Work relating thereto, including the setting of the applicable equipment on foundations; connecting such equipment to other applicable equipment with piping, wiring, controls, and safety systems; ensuring that such equipment and such related operating systems are individually cleaned, leak checked, lubricated, and point-to-point checked to verify that such equipment and such related operating systems have been correctly installed so as to respond to simulated test signals equivalent to actual signals received during operation; and ensuring that such equipment and related operating systems are ready for initial operation, adjustment and testing and may be so operated, adjusted and tested without damage thereto or to any other property and without injury to any person. Mechanical Completion shall include but not be limited to the following pre-commissioning activities with respect to the applicable unit, system or component: stroking of all control valves, phase rotation of electrical equipment, and continuity of other electrical circuits (including loop checks) and response of controls and control equipment.

"MINIMUM PERFORMANCE ELECTRICAL OUTPUT GUARANTEE-LSFO" shall mean that the average Adjusted Electrical Output-LSFO shall meet or exceed the value set forth in Section 3.4 of Exhibit E.

"MINIMUM PERFORMANCE ELECTRICAL OUTPUT GUARANTEE-NG" shall mean that the average Adjusted Electrical Output-NG shall meet or exceed the value set forth in Section 3.2 of Exhibit E..

"MINIMUM PERFORMANCE HEAT RATE GUARANTEE-LSFO" shall mean the average Adjusted Heat Rate-LSFO shall not exceed the value set forth in Section 4.4 of Exhibit E.

"MINIMUM PERFORMANCE HEAT RATE GUARANTEE-NG" shall mean the average Adjusted Heat Rate-NG shall not exceed the value set forth in Section 4.2 of Exhibit E.

"MINIMUM PERFORMANCE GUARANTEES" shall mean the Minimum Performance Guarantees-LSFO and Minimum Performance Guarantees-NG, collectively or independently, as required by the context in which the term is used.

"MINIMUM PERFORMANCE GUARANTEES-LSFO" shall mean (a) the Minimum Performance Electrical Output Guarantee-LSFO, (b) Emissions Guarantee-LSFO, (c) Minimum Performance Heat Rate Guarantee-LSFO, (d) Minimum Performance Steam Output Guarantee-LSFO and (e) Steam Purity Guarantee.

"MINIMUM PERFORMANCE GUARANTEES-NG" shall mean (a) the Minimum Performance Electrical Output Guarantee-NG, (b) Emissions Guarantee-NG, (c) Minimum Performance Heat Rate Guarantee-NG, (d) Near Source Sound Level Guarantee, (e) Far Source Sound Level Guarantee, and (f) Minimum Performance Steam Output Guarantee-NG.

"MINIMUM PERFORMANCE HP STEAM GUARANTEE-LSFO" shall mean that the average Adjusted HP Steam Output-LSFO shall be equal to or exceed the value set forth in Section 5.4 of Exhibit E.

"MINIMUM PERFORMANCE HP STEAM GUARANTEE-NG" shall mean that the average Adjusted HP Steam Output-NG shall be equal to or exceed the value set forth in
Section 5.2 of Exhibit E.

"MINIMUM PERFORMANCE IP STEAM GUARANTEE-LSFO" shall mean that the average Adjusted IP Steam Output-LSFO shall be equal to or exceed the value set forth in Section 5.8 of Exhibit E.

"MINIMUM PERFORMANCE IP STEAM GUARANTEE-NG" shall mean that the average Adjusted IP Steam Output-NG shall be equal to or exceed the value set forth in
Section 5.6 of Exhibit E.

"MINIMUM PERFORMANCE STEAM OUTPUT GUARANTEE-NG" shall mean the Minimum Performance HP Steam Output Guarantee-NG and the Minimum Performance IP Steam Output Guarantee-NG.

"MONTH" shall mean a calendar month.

"NEAR SOURCE SOUND LEVEL GUARANTEE" shall have the meaning set forth in Section 1 of Exhibit E.

"NET AUXILIARY POWER" shall mean the station power consumption as measured at the 4160 volt switchgear minus the 480 volt power supplied to PSE&G as measured at the 480 volt switchgear, plus the generator step up transformer losses as measured during factory testing. In equation form, Net Auxiliary Power = (Power consumption at 4160 switchgear - power supplied to PSE&G at 480 switchgear) + GSU losses measured during factory testing.

"NJDEP" shall mean the New Jersey Department of Environmental Protection.

"NOTICE OF FINAL COMPLETION" shall have the meaning set forth in Section 7.6.

"NOTICE OF MECHANICAL COMPLETION" shall have the meaning set forth in Section
7.1.

"NOTICE OF SUBSTANTIAL COMPLETION" shall have the meaning set forth in Section 7.5.

"NOTICE TO PROCEED" shall have the meaning as set forth in Section 5.3.

"OFFSET" shall have the meaning set forth in Section 6.9.

"OPERATIONS MANUAL" shall have the meaning set forth in Section 9.17.

"OPERATOR" shall mean the entity which is to enter into an agreement with Owner for the operations and maintenance of the Facility.

"OUTPUT LIQUIDATED DAMAGES-LSFO" shall mean Electrical Output Liquidated Damages-LSFO and Steam Output Liquidated Damages-LSFO.

"OUTPUT LIQUIDATED DAMAGES-NG" shall mean Electrical Output Liquidated Damages-NG and Steam Output Liquidated Damages-NG.

"OWNER" shall have the meaning set forth in the introductory paragraph of this Agreement.

"OWNER DELAY" means any delay by Owner in performing its obligations under this Agreement, which delay adversely affects Contractor's cost, schedule or other performance under this Agreement.

"OWNER PARTIES" shall mean Owner, its Affiliates, agents, officers, directors, employees, representatives, insurers, contractors, Customers, and all of their respective agents, officers, directors, employees, representatives, contractors, and subcontractors, or any one of which to be referred to individually as an "Owner Party".

"OWNER'S ENGINEER" shall have the meaning set forth in Section 19.5.

"OWNER'S PROJECT DIRECTOR" shall have the meaning set forth in Section 19.5.

"OWNER'S FACILITY SITE REPRESENTATIVE" shall have the meaning set forth in
Section 19.5.

"PERIOD" shall mean an increment of time as called for by the context in which the term is used.

"PERFORMANCE GUARANTEES" shall mean the Performance Guarantees-LSFO and Performance Guarantees-NG, collectively or independently, as required by the context in which the term is used.

"PERFORMANCE GUARANTEES-LSFO" shall mean the Electrical Output Guarantee-LSFO, the Heat Rate Guarantee-LSFO, the Steam Output Guarantee-LSFO, the Steam Purity Guarantee, the Air Emissions Guarantee-LSFO, the Near Source Sound Level Guarantee and the Far Source Sound Level Guarantee, collectively or independently, as required by the context in which the term is used

"PERFORMANCE GUARANTEES-NG" shall mean the Electrical Output Guarantee-NG, the Heat Rate Guarantee-NG, and the Steam Output Guarantee-NG, and the Air Emissions Guarantee-NG, collectively or independently, as required by the context in which the term is used.

"PERFORMANCE LIQUIDATED DAMAGES" shall mean the Heat Rate Liquidated Damages-NG, Heat Rate Liquidated Damages- LSFO, Output Liquidated Damages- NG and Output Liquidated Damages-LSFO, collectively or independently, as required by the context in which the term is used.

"PERFORMANCE TEST" shall mean the Performance Test-LSFO and the Performance Test-NG and includes the Electrical Output, Heat Rate and Steam Output Test, the Steam Purity Test, the Sound Test and the Air Emissions Test.

"PERFORMANCE TEST-LSFO" shall mean a test administered while operating on Fuel-LSFO in accordance with the procedures set out in Exhibits G, G-1, G-2, G-3, G-4 and G-5 to determine whether the Facility meets the Performance Guarantees or Minimum Performance Guarantees.

"PERFORMANCE TEST-NG" shall mean a test administered while operating on Fuel-NG in accordance with the procedures set out in Exhibits G, G-1, G-3, G-4 and G-5 to determine whether the Facility meets the Performance Guarantees or Minimum Performance Guarantees.

"PERSON" shall mean any natural person, firm, corporation, company, voluntary association, partnership, joint venture, trust, incorporated organization, unincorporated organization, Governmental Authority or other entity.

"PROJECT" shall mean the development, design, engineering, manufacture, procurement, financing, construction, permitting, completion, testing, insurance, ownership, operation and maintenance of the Facility, any agreements concerning same, and all activities incidental thereto.

"PUNCH LIST" shall have the meaning set forth in Section 7.1.

"QC DIRECTOR" shall have the meaning set forth in Section 9.12.

"READY TO TEST NOTICE " shall have the meaning as set forth in Section 7.3.

"RELIABILITY TEST" shall mean a test to determine the reliability of the Facility and shall consist of operations under the conditions and subject to the criteria described in Section 2.0 of Exhibit G-4.

"REMEDIAL WARRANTY WORK" shall have the meaning set forth in Section 10.3.

"REMEDIAL WORK" shall have the meaning set forth in Section 8.3.

"SAFETY REPRESENTATIVE" shall have the meaning set forth in Section 9.10.3.

"SOUND TEST" has the meaning as set forth in Exhibit G-2.

"STATEMENT OF WORK" shall be as set out in Exhibit C and Exhibit C-1.

"START-UP" shall mean the action of bringing the Facility from shutdown to synchronization at minimum load for the first time after achieving Mechanical Completion.

"STEAM OUTPUT" shall mean HP Stream Output-LSFO, IP Steam Output-LSFO, HP Steam Output-NG and IP Steam Output-NG.

"STEAM OUTPUT GUARANTEE" shall mean the Steam Output Guarantee-LSFO and the Steam Output Guarantee-NG.

"STEAM OUTPUT GUARANTEE-LSFO" shall mean the HP Steam Output Guarantee-LSFO and the IP Steam Output Guarantee-LSFO.

"STEAM OUTPUT GUARANTEE-NG" shall mean the HP Steam Output Guarantee-NG and the IP Steam Output Guarantee-NG.

"STEAM OUTPUT LIQUIDATED DAMAGES" shall mean Steam Output Liquidated Damages-LSFO and Steam Output Liquidated Damages-NG.

"STEAM OUTPUT LIQUIDATED DAMAGES - LSFO" shall mean Steam Output Liquidated Damages-LSFO(HP) and Steam Output Liquidated Damages-LSFO(IP).

"STEAM OUTPUT LIQUIDATED DAMAGES-LSFO(HP)" shall have the meaning set forth in
Section 2.6 of Exhibit F.

"STEAM OUTPUT LIQUIDATED DAMAGES-LSFO(IP)" shall have the meaning set forth in
Section 2.6 of Exhibit F.

"STEAM OUTPUT LIQUIDATED DAMAGES - NG" shall mean Steam Output Liquidated Damages-NG(HP) and Steam Output Liquidated Damages-NG(IP).

"STEAM OUTPUT LIQUIDATED DAMAGES-NG(HP)" shall have the meaning set forth in
Section 2.5 of Exhibit F.

"STEAM OUTPUT LIQUIDATED DAMAGES-NG(IP)" shall have the meaning set forth in
Section 2.5 of Exhibit F.

"STEAM PURITY GUARANTEE" shall mean that Contractor guarantees that the high pressure and intermediate pressure steam purity will not exceed the values set forth in Section 5.9 of Exhibit E.

"STEAM PURITY TEST" shall have the meaning set forth in Section 5.0 of Exhibit G-5.

"SUBCONTRACTOR" shall mean a person or entity who has a direct contract with Contractor or obligation to supply goods or perform services for the Contractor, or any subcontractor, supplier, materialman or vendor of any tier, engaged in connection with performance of the Work. The term "Subcontractor" is referred to throughout the Contract Documents as if singular in number and means a Subcontractor or its authorized representatives. A Subcontractor may be an affiliate of Contractor.

"SUBSTANTIAL COMPLETION" shall have the meaning set forth in Section 7.4.

"TEST PREREQUISITES" shall have the meaning set forth in Section 7.3.

"TURBINE" shall have the meaning set forth in the Recitals.

"WARRANTY PERIOD" shall have the meaning set forth in Section 10.2.

"WORK" shall mean all design, engineering, and procurement services, supervision, labor, materials, tools, equipment, instrumentation, security, offices, temporary structures, insulation, foundations, painting, scaffolding and incidentals, for the design, construction, precommissioning, commissioning, Start-Up and testing of the Facility, and training of Owner's personnel, and all other items and services necessary to fully perform, complete and construct the Facility in accordance with this Agreement and as set forth in Exhibit C.

"WORK SCHEDULE" shall mean the work schedule included in Exhibit B hereof identifying significant milestone events and a summary project schedule relating to the engineering, design, manufacture, Delivery of Equipment, installation, Start-Up and testing of the Work, as may be modified from time to time pursuant to the terms of the Contract Documents.

         SECTION 1.2. INTERPRETATION.

         (a) REFERENCES. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement and the Contract Documents as a whole and not to any particular subdivision unless expressly so limited.

         (b) CONSTRUCTION OF AGREEMENT. In construing this Agreement: (i) no consideration shall be given to the captions of the articles, sections, subsections, exhibits or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (ii) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Agreement; (iii) examples shall not be construed to limit, expressly or by implication, the matter they illustrate; (iv) the word "includes" and its derivatives means "includes, but is not limited to," and corresponding derivative expressions;
(v) a defined term has its defined meaning throughout this Agreement, and each exhibit, attachment, and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (vi) the plural shall be deemed to include the singular, and vice versa; (vii) each gender shall be deemed to include the other gender; (viii) all references to prices, values or monetary amounts refer to United States dollars, unless expressly provided otherwise; and (ix) all references to articles, sections, paragraphs, clauses, exhibits, attachments or schedules refer to articles, sections, paragraphs and clauses of this Agreement, and to exhibits, attachments or schedules attached to this Agreement, unless expressly provided otherwise.

         (c) EXHIBITS. The Exhibits to this Agreement form part of this Agreement and, subject to the terms of Article 3, shall be of full force and effect as if expressly set out in the body of this Agreement.

                                   ARTICLE 2
                                    THE WORK

         Contractor shall fully and timely perform and in every respect complete the Work in accordance with the provisions of the Contract Documents.

                                   ARTICLE 3
                               CONTRACT DOCUMENTS

         The "Contract Documents" consist of this Agreement and the Exhibits. The Contract Documents are complementary and should be read together to avoid inconsistent interpretations. However, in the event of irreconcilable conflicts between the terms of the Contract Documents, the following descending order of precedence shall prevail:

                  (i)      Articles 1-19 of this Agreement,

                  (ii) All Exhibits except Exhibit C (but including Exhibit C-1) and

                  (iii)    Exhibit C.

The Contract Documents represent the entire and complete agreement among Owner, Contractor and Seller with respect to the subject matter hereof and supersede all prior negotiations, representations, or agreements, either written or oral. The Contract Documents may be amended or modified only by a Change Order or by a written amendment signed by both Parties.

                                   ARTICLE 4
                  RESPONSIBILITIES OF THE CONTRACTOR AND OWNER

         Contractor shall procure and supply the Equipment, design, engineer, procure and construct a complete Facility (including completion of civil works and the Start-Up, commissioning and testing of the Facility) which complies with the requirements set forth in this Agreement and all applicable Laws and Governmental Authorizations. Contractor's obligation to comply with applicable Law is subject to the limitations and conditions set forth in Exhibit C and Exhibit E with respect to noise emissions and air emissions and LSFO Tank Foam System. In the event the applicable Law imposes an obligation on Contractor which is more burdensome than specified in the Work set forth in the Exhibits for the Performance Guarantees for noise and air emissions when operating at Base Load and more burdensome than the specified Work for the LSFO Tank Foam System, then Contractor shall be entitled to a Change Order for the cost and schedule impact resulting from additional obligations imposed by applicable Law. Contractor shall furnish, undertake, provide or cause to be provided, in a good and workmanlike manner, the Equipment, construction equipment and all services, supervision, testing, labor and personnel necessary to design, engineer, procure, construct, Start-Up, commission and test the Facility in accordance with GIP and the provisions of this Agreement.

         SECTION 4.1. DESIGN AND ENGINEERING WORK.

         (a) DESIGN OF THE FACILITY. Contractor shall design and engineer the Facility in accordance with this Agreement (including Exhibit C) so that the Facility will meet and achieve the Performance Guarantees.

         (b) DRAWINGS AND SPECIFICATIONS.

                  (i) SUBMISSION BY CONTRACTOR. From time to time throughout the term of this Agreement, as substantial Changes are made thereto, Contractor shall submit to Owner current copies of the Drawings and Specifications. Contractor shall, on a monthly basis, provide Owner with an updated listing (in an electronic format) of all Drawings and Specifications.

                  (ii) REVIEW BY OWNER. Within seven (7) Business Days of receipt of any drawings or other documentation required to be submitted to Owner under Exhibit L, Owner shall respond with any comments thereto. If Owner fails to respond within the seven (7) business day period, then such drawing or document shall be deemed to have been acceptable to Owner. Within ten (10) Business Days following receipt of any comments from Owner, Contractor shall amend such drawing or document or otherwise take account of or respond to Owner's comments and shall resubmit such drawing or document for Owner review. Owner shall notify Contractor of any comments it may have with respect to any resubmitted Drawings and Specifications within five (5) days of its receipt.

                  (iii) COMPLIANCE WITH DRAWINGS. In the case of Drawings and Specifications that Contractor has submitted to Owner for review in accordance with Exhibit L, Contractor shall inform the Owner of its intent to deviate from such previously submitted Drawing and Specifications prior to departing from such. Such notice will include details of such deviation. Within five (5) Business Days of receipt of such deviation notice, Owner shall respond with its approval or any comments thereto. If Owner fails to respond within five (5) Business Day of receipt of such deviation notice, then such drawing or document shall be deemed to have been acceptable to Owner.

                  (iv) CONTRACTOR'S RESPONSIBILITY. Anything herein to the contrary notwithstanding, Owner's review of or comment upon any Drawings and Specifications submitted by Contractor shall not be construed as constituting approval or disapproval, as the case may be, of the Work, nor shall Owner's review or comment upon such Drawings and Specifications alter Contractor's status as an independent contractor under Section 9.16 with respect to the Work. Contractor shall at all times retain responsibility for completing the Work in accordance with this Agreement, regardless of whether or not Owner has reviewed or commented upon the Drawings and Specifications.

         (c) FACILITY IN COMPLIANCE WITH LAW. Subject to Contractor's rights under Change in Law protections provided for under this Agreement, Contractor shall design and construct the Facility such that it is in compliance with all Laws.

         (d) ENGINEERING WORK. As part of Contractor's design and engineering services, Contractor will prepare heat and material balances and design calculations, prepare flow and process diagrams, and one-line diagrams, prepare electrical, structural, foundation, piping and instrument drawings, prepare general arrangement drawings and plot plans for the Facility, make drawings and prepare specifications of all equipment and materials and prepare the other Drawings and Specifications required in order to comply with Good Industry Practices in the performance of the Work, including all interconnections, and furnish necessary technical and Quality Control inspection services. Such engineering services shall include a review and approval of the engineering of the HRSG and its auxiliary equipment.

         (e) SUBCONTRACT SPECIFICATIONS. Contractor shall perform any design and engineering services necessary to prepare specifications for the purchase of equipment, materials and services from Subcontractors.

         (f) CERTIFICATIONS. Contractor shall cause to be certified the Drawings and Specifications as required by Law. Any design, engineering, or other professional service which is to be performed by Contractor, and which is required by Law to require the employment of licensed personnel, shall be performed by or under the supervision of personnel licensed to perform such services, as required by Law.

         (g) ADDITIONAL DRAWINGS AND SPECIFICATIONS. From time to time during the course of the construction of the Facility, Owner's Project Director may request and Contractor shall provide various drawings and specifications pertaining to the Facility but which are not listed on Exhibit L. Owner may provide comments upon such additional drawings and specifications to Contractor at Owner's discretion.

         SECTION 4.2. PROCUREMENT OF MATERIALS AND SERVICES.

         Contractor shall procure, inspect, expedite, deliver, store, warehouse, and furnish all materials and services necessary to construct, Start-Up, commission and test the Facility in accordance with this Agreement.

         SECTION 4.3. INSPECTIONS OF MATERIALS AND WORK.

         (a) ACCESS TO INSPECT AND HOLD POINTS. Contractor shall carry out at the place of manufacture, at the Facility Site and at the Existing Facility Site all such tests and inspections as are required hereunder or as are reasonably necessary to ensure the Work complies with the requirements of this Agreement, including all inspections required by Contractor's Quality Control policies at all places where Work is being performed. Owner, Customer and Independent Engineer shall be entitled to attend any such tests and/or inspections which are material in nature through their own duly authorized and designated inspectors or representatives, provided that they have specifically requested advance notice of such tests and/or inspections. While Owner's initial notice of its desire to attend such tests or inspections shall be provided in response to the Detailed Schedule pursuant to Section 4.7, Owner at any time may request notice of additional tests and inspections which Owner wishes to attend or witness. Whenever Contractor is ready to carry out any such test and/or inspection, and Owner has specifically requested advance notice of such test and/or inspection, Contractor shall give such notice to Owner, reasonably in advance of such test and/or inspection but with no less than 2 working days advance notice for activities on Facility Site or Existing Facility Site, and 3 working days for activities not at the Facility Site or Existing Facility Site, identifying the test to be performed and the place and time thereof. Contractor shall obtain from any relevant third Party or manufacturer any necessary permission or consent to enable Owner to attend the test or inspection as herein provided. In no event shall Owner's attendance at such test or inspection impede, hinder or delay the Work.

Owner, its authorized representatives and Customer shall at all times have access to any place where Work is being performed on Facility Site and the Existing Facility Site by Contractor and any Subcontractor to observe the Work, testing of the Facility and any Start-Up, pre-commissioning and commissioning, and shall, by way of example and not limitation, have access to all test procedures, quality control reports and test reports and data, including all adjustment, installation and alignment data for the equipment. Upon reasonable advance notice to Contractor, Owner and its authorized representative shall have access to all places where the Work is being performed away from the Facility Site and Existing Facility Site by the Contractor and any Subcontractor, subject to any reasonable proprietary property restrictions of the Subcontractors. Wherever the Work is being performed, Owner and its representatives shall comply with any and all safety procedures prescribed by Contractor (including those prepared pursuant to Section 9.14(a)) and shall in no way impede, hinder or delay the Work.

Notwithstanding the foregoing, the Owner shall witness, and Customer and/or Independent Engineer may be present for: (i) the operating test of the substation protective relay system, (ii) the initial energization of the interconnection equipment, (iii) the Performance Tests, (iv) the final gas turbine shop performance test, (v) HRSG code hydro test and (iv) the HRSG boil out and chemical cleaning, and Contractor shall not be authorized to conduct such tests unless Owner is present. Subject to Contractor having met the notice requirements above, in the event that Owner is not present on the date scheduled for the test, such failure to be available to witness shall be deemed to be an Owner Delay unless Owner directs Contractor to proceed with the Work without Owner witnessing such test. If any of the Owner observed tests at any of the hold points should result in non-conformance with the Statement of Work, the Contractor will remedy such non-conformance and repeat such tests and inspections.

         (b) REPLACEMENT. If any part of the Work fails to pass any test and/or inspection, Contractor shall (i) give notice to Owner under Section 4.3(a) above and, (ii) either rectify or replace such part of the Work, and shall repeat the test and/or inspection to Owner's reasonable satisfaction in accordance with the terms of this Agreement.

         (c) NO WAIVER. Contractor agrees that neither the execution of a test and/or inspection of Facility or any part of the Work, nor the attendance by Owner's representatives, shall release Contractor from any responsibilities under this Agreement or constitute a waiver by Owner of any of its rights hereunder.

         SECTION 4.4. CONSTRUCTION AND INSTALLATION.

         Contractor shall construct, install, interconnect, erect, precommission, Start-Up, commission and test the Facility and provide all supervision, labor, equipment, materials, tools, utilities, consumables, transportation, housing, meals, and other items and facilities and initial fills of consumables (including any temporary materials, equipment, supplies, and facilities such as cleaning and flushing agents and the disposal thereof) necessary for the proper execution and completion of such construction, installation, precommissioning, Start-Up, commissioning, and testing of the Facility in accordance with the Contract Documents.

         SECTION 4.5. TRAINING AND OPERATIONS.

         Contractor shall provide the training of Owner's or Operator's operating and maintenance personnel, including on-the-job training on Facility Site and Existing Facility Site during the commissioning and Start-Up of the Facility, in accordance with requirements of Exhibit C-1.

         (a) QUALIFIED PERSONNEL FOR TRAINING. Owner shall, in sufficient time after reasonable notice from Contractor, provide or cause to be provided suitably qualified operators for training by Contractor. Owner shall supply, or cause to be supplied, such small tools, classrooms, office equipment, desk-top computers and other similar equipment not provided by Contractor pursuant to the terms of Exhibit C-1 necessary to facilitate on-the-job training of the operations personnel.

         (b) OPERATORS. Subsequent to such training, Owner shall provide such operators to Contractor for the purpose of operation of the Facility during the Start-Up, commissioning and performance testing of the Facility until Substantial Completion. Such operators will remain in the employ of Operator at the cost of Owner or Operator, but shall perform all Work contemplated under this Section 4.5 at Contractor's direction until Substantial Completion.

         SECTION 4.6. FACILITY SITE CONDITIONS.

         If during performance of the Work, Contractor encounters conditions at the Facility Site and Existing Facility Site which materially increase Contractor's cost or time for performance of the Work, which conditions include, but are not limited to, Hazardous Materials, geological or geotechnical conditions, manmade underground obstructions, burial grounds, artifacts of historical or archeological significance, or endangered animals or plants (the "Facility Site Variations"), Contractor shall be entitled to an adjustment to the Contract Price and/or Guaranteed Completion Date pursuant to a Change Order in accordance with the Change Provisions of Article 6; provided however (i) in the case of geotechnical conditions, a Facility Site Variation shall only exist if the conditions vary from those set out in geotechnical survey dated April 18, 2000, prepared by Dames & Moore, (ii) and in the case of underground obstructions, a Facility Site Variation shall only exist if the conditions vary from the Owner's Facility Site yard utilities drawings numbered COGT1608M2001 (Demolition Plan); and (iii) no Facility Site Variation shall exist as a result of foreseeable conditions that could have been observed by a qualified contractor during a site visit, such site visit being limited to a visual inspection of the routes to the Facility Site, the Existing Facility Site and the configuration of the Existing Facility. Such increase in cost or time for performance shall be reflected in a Change Order under Article 6.

         SECTION 4.7. WORK SCHEDULE AND DETAILED SCHEDULE.

         Contractor shall develop and perform the Work in compliance with the Work Schedule (Exhibit B). The Work Schedule is a generalized schedule showing major milestone events to be achieved during the performance of the Work. Contractor and Owner, by Change Order under Article 6, may revise the Work Schedule to reflect all current conditions, including any rescheduling necessary to ensure the timely completion of the Work by the Guaranteed Completion Date.

         Contractor shall develop a "Level III" Primavera Project Planner(P3) schedule ("Detailed Schedule") indicating the manner in which Contractor proposes to perform each element of the Work so as to comply with, or support, as applicable, each of the major milestones set forth in the Work Schedule. The Detailed Schedule shall be created in the critical path method in sufficient detail to show all key elements involved in procurement of materials, engineering, design, drawing production and reviews, document submittals, manufacturing, fabrication, Delivery, field installation, inspections (shop and field), hold points pursuant to Section 4.3(a), Start-Up, Test Prerequisites, conducting Performance Tests and all interdependencies and critical path items associated therewith. The Detailed Schedule may be modified from time-to-time by the Contractor, except that the dates of the milestone events specified in the Work Schedule shall not be modified for other reasons than an Excusable Event, a Facility Site Variation, or other excused delays pursuant to the Change Order provisions in Article 6.

         Contractor shall submit the Detailed Schedule to Owner within one month after the Effective Date. Owner shall review, comment, and, in the case of ensuring that the major milestones in the Work Schedule are shown in the Detailed Schedule at the same time as those in the Work Schedule, approve the Detailed Schedule within fifteen (15) days of receipt. A copy of the computer files required to replicate the Detailed Schedule will be made available to Owner with each Monthly Progress Report and upon request. The Detailed Schedule shall be the means by which Owner provides initial notice to Contractor of those tests and inspections which Owner expects to witness.

         During the progress of the Work, Contractor shall promptly notify Owner in writing in the event that Contractor has reason to believe that any of the dates of the Work Schedule milestone events, including the Ready for Testing date, may change. Said notice shall specify the causes of the potential schedule impact, recovery measures planned by Contractor and any necessary adjustment to the Work Schedule.

         SECTION 4.8. AS-BUILTS.

         On or before Final Completion, Contractor shall deliver to Owner a complete, reproducible set of As-Built Drawings and Specifications in accordance with Exhibit L in hard copy format (and to the extent available in electronic format Auto CADD version 12 or higher, whichever is used by Contractor), reflecting the accurate and complete construction in record configuration of the Facility. In addition, on or before Final Completion, Contractor shall deliver to Owner a written notice certifying to Owner that Contractor has delivered to Owner a complete list of all As-Built Drawings and Specifications indicating the date of the final revision thereof and the date of transmission thereof to Owner.

         SECTION 4.9. STANDARD OF PERFORMANCE; INSPECTION.

         Contractor covenants with Owner to perform the Work in a good and workmanlike manner in accordance with Good Industry Practice. In addition to Owner's rights in Sections 4.1(b)(ii), 4.3(a), and 4.7 Owner and its designees shall have the right, but not the obligation, to review and inspect Contractor's performance during the progress of the Work to determine whether such performance complies with the Contract Documents. Owner may provide written comments to Project Manager regarding Contractor's performance of Work if Owner believes Contractor's performance of the Work does not comply with the Contract Documents. Within ten (10) days after receipt by Contractor of Owner's comments, Contractor shall respond to Owner's comments acknowledging Contractor's acceptance of Owner's comments or stating Contractor's objections to Owner's comments. Owner's review or inspection of or failure to review or inspect Contractor's performance shall not diminish any rights Owner may have in respect of any deficiencies in Contractor's performance hereunder. Any review and inspection by Owner shall be performed in a reasonable and timely manner so as not to impede or disrupt Contractor's performance of the Work or the Work Schedule.

         SECTION 4.10. CORPORATE GUARANTY AGREEMENT.

         Contractor shall provide the Owner with a guaranty from Enron Corp. in the form attached as Exhibit I. A duly executed form of such guaranty shall be delivered on or before the 10th day following the Effective Date.

         SECTION 4.11. PROJECT MANAGER.

         Contractor shall, within ten (10) days after the Effective Date, designate in writing a qualified and competent project manager ("Project Manager"), reasonably acceptable to Owner, who shall be duly authorized to execute or direct the execution of the Work. Owner shall be entitled to rely on the authority of such person to commit Contractor with regard to all matters relating to the Contract. The Project Manager shall have full authority to represent Contractor with respect to any and all matters pertaining to the Contract Documents and direction given to him by the Owner's Project Director or his designee shall be binding on Contractor.

         SECTION 4.12. GOVERNMENT AUTHORIZATIONS.

         Owner shall be responsible for obtaining the Construction Permits and other Government Authorizations described as "Owner's Permits" in Exhibit M, and Contractor shall be responsible for obtaining the Construction Permits and other Government Authorizations described as "Contractor's Permits" in Exhibit
M. With respect to any other Construction Permits or Governmental Authorizations not specifically referenced in Exhibit M, Owner shall be responsible for obtaining the Construction Permits and other Government Authorizations associated with the Facility that are typically obtained by an owner and operator of facilities similar to the Facility and Contractor shall be responsible for obtaining Government Authorizations typically obtained by a Contractor which are related to Contractor's performance of the Work. Each Party shall provide reasonable assistance to the other Party in obtaining the Government Authorizations for which the other is responsible.

         SECTION 4.13. SYSTEM TURNOVER PACKAGES.

         From time to time, when each system turnover package for each plant system has been completed, Contractor shall give notice to Owner that such completion has occurred, and in such notice shall designate a date and time (not less than 72 hours after the date of such notice) that Contractor desires to check and walk down each such completed system and its Sub-systems, and Owner should be entitled to accompany Contractor on such check and walk down.

         SECTION 4.14. OWNER'S RESPONSIBILITIES.

         In addition to being responsible for performing its obligations set out elsewhere in the Contract Documents, Owner shall be responsible for performing its obligations set out in Exhibit N.

                                   ARTICLE 5
                      TIME OF COMMENCEMENT AND COMPLETION

         SECTION 5.1. COMMENCEMENT; COMPLETION.

         The (i) rights and the obligations of the Parties and (ii) subject to the provisions of this Section 5.1, Work to be performed under this Agreement shall commence as of the later of the Effective Date or the date of delivery of the guaranty pursuant to Section 4.10. The performance of the Work shall continue pursuant to the Work Schedule and as set out in this Section 5.1. Provided Owner has issued the Notice to Proceed by September 1, 2000, Contractor shall cause

Substantial Completion of the Facility to occur on or before October 22, 2001 (the "Guaranteed Completion Date").

         SECTION 5.2. LIMITED NOTICE TO PROCEED.

         Owner may, prior to issuing a Notice to Proceed, issue a limited notice to proceed authorizing Contractor to commence performance of the part of the Work subject to mutual agreement of Owner and Contractor (the "Limited Notice to Proceed"). Contractor shall commence with such part of the Work upon receipt of any Limited Notice to Proceed and shall thereafter proceed continuously and diligently to perform such Work. In the event Owner shall assign this Agreement to a third party prior to the issuance of the Limited Notice to Proceed, Contractor shall not be obligated to commence the Work unless the assignee has a Standard & Poor's rating of BBB (-) or better or the obligations of such assignee under this Agreement are guaranteed by an entity having such credit rating. It is acknowledged that Owner has such credit rating.

         SECTION 5.3. NOTICE TO PROCEED.

         Owner may issue a written notice to proceed (the "Notice to Proceed") to Contractor provided that the insurance required to be obtained by Owner pursuant to Article 12 shall be in effect and Owner shall have delivered to Contractor the certificates required by the terms of Exhibit H. In the event Owner shall assign this Agreement to a third party prior to the issuance of the Notice to Proceed, Contractor shall not be obligated to commence the Work unless the assignee has a Standard & Poor's rating of BBB (-) or better or the obligations of such assignee under this Agreement are guaranteed by an entity having such credit rating.

         SECTION 5.4. OWNER DELAY FOR FAILURE TO GIVE NOTICE TO PROCEED.

         Failure of Owner to issue the Notice to Proceed by September 1, 2000 shall constitute an Owner Delay.

                                   ARTICLE 6
                              FIXED PRICE CONTRACT

         SECTION 6.1. CONTRACT PRICE.

         Owner shall pay Contractor and Contractor agrees to perform the Work for the Contract Price.

         SECTION 6.2. PAYMENT SCHEDULE.

         The Contract Price shall be paid to Contractor in the currency specified in accordance with the terms shown on Exhibit A, which sets forth the portion of the Contract Price allocable to each payment. The Payment Schedule shall be used as the basis for the preparation of progress invoices as described in Section 6.3 below. The Payment Schedule shall reflect a retention by Owner of five percent (5%) of the otherwise payable amount. Such retained sums shall be payable to Contractor on Substantial Completion, less an amount to be mutually agreed upon in good faith between Owner and Contractor equal to
(i) two times the value of any uncompleted items on the Punch List and (ii) Performance Liquidated Damages which may become payable to Owner by Contractor upon the expiration of the Correction Period.

         SECTION 6.3. MONTHLY INVOICES.

         After the Effective Date, and during the performance of the Work, Contractor shall submit, on or before the fifth Business Day of each calendar month, invoices in accordance with Exhibit A, with such supporting documentation and additional data as Owner may reasonably require to substantiate Contractor's right to payment including the (i) a listing of the milestones listed in Exhibit A as precedence for payment (the "Payment Milestones") (ii) evidence that such Payment Milestones have been achieved. Such invoice shall also set out the amount payable by Owner associated with any amounts necessitated by a Change Order and reasonable documentation supporting progress of such Work in accordance with the terms of the Change Order. Such invoice shall set out the cumulative amounts paid to date, and the amount due pursuant to this invoice. The Project Manager or Facility Site Manager will review the proposed invoice and supporting documentation with the Owner's Project Director or his designee five (5) days prior to submittal. Notwithstanding the foregoing, Contractor will invoice Owner an amount equal to the monthly payments to General Electric Company ("GE Turbine Payments") and equal to the monthly payment to the vendor of the HRSG ("HRSG Payments") within twenty-four (24) hours after its receipt of such invoice from each of General Electric Company and the HRSG vendor.

         SECTION 6.4. MONTHLY PAYMENTS.

         On or before the first Business Day of the calendar month following the month in which Owner receives an invoice pursuant to Section 6.3, Owner shall pay to Contractor the full amount specified in such invoice less retention provided for in Section 6.2 and less any disputed amount, and except that Owner shall pay to Contractor an amount equal to the GE Turbine Payment, less retention, and an amount equal to the HRSG Payment, less retention, not later than twenty-four (24) hours prior to the due date of Contractor's obligation to make each GE Turbine Payment to General Electric Company and not later than twenty-four (24) hours prior to the due date of Contractor's obligation to make each HRSG Payment to the HRSG vendor, respectively. All payments made by Owner to Contractor hereunder shall be, for purposes of this Agreement, made by wire transfer of immediately available funds to the account of Contractor designated by written notice to Owner.

         With each Invoice, as a condition to Owner's obligation to make any payment hereunder, Contractor shall provide Owner (i) a certificate containing Contractor's certification that each of the milestones relating to such payment has been met and, in the case of Changes priced according to Exhibit K, stating that each item of cost or expense covered by the Invoice has been incurred in accordance with the terms of and conditions of this Contract and that all physical progress is as represented by the Contractor that no such obligation, item of cost or expense has been the basis of any previous payment and (ii) a Contractor's affidavit in the form attached as Exhibit A-1, stating that the Work is free of liens.

         As a condition to payment of the final invoice, Contractor shall execute and deliver to Owner a Contractor's Affidavit and Release of Liens in the form attached hereto as Exhibit A-2.

In addition, as a further condition to payment of the final invoice, Contractor shall provide from (i) all Subcontractors whose primary scope of work is related to the supply of Equipment having an aggregate value of One Million Dollars ($1,000,000.00) or more for Work performed, and (ii) from all Subcontractors (down to and including 2nd tier Subcontractors) whose primary scope of work is performed on the Facility Site or Existing Facility Site and whose subcontract value is equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000.00), a release and waiver of liens in the form attached as Exhibit A-3 in connection with the Work performed by each such Subcontractor.

         SECTION 6.5. PAYMENTS NOT WAIVER OR ACCEPTANCE OF WORK.

         No payment made by Owner under this Agreement shall constitute a waiver of any claim or right Owner may have at that time or thereafter.

         SECTION 6.6. PAYMENT OF SUBCONTRACTORS.

         Contractor shall promptly pay, in accordance with the terms and conditions set forth in the respective Subcontract, each Subcontractor the amount to which said Subcontractor is entitled. Contractor shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make timely payments to its laborers, suppliers and subcontractors in a like manner.

         SECTION 6.7. INTEREST AND DISPUTED INVOICES.

         Amounts not paid by either Party to the other when due, under any provision of this Agreement, including the provisions of this Article 6, shall bear interest from the date payment was originally due to and including the actual date of payment at the Default Rate. If there is any Dispute about any amount invoiced by Contractor, Owner shall promptly pay the amount not in Dispute, and any Disputed amount, not paid with 15 days of Owner's receipt of such invoice which is ultimately determined to have been payable shall be paid with interest at the Default Rate from the date the Disputed amount was payable to and including the date payment is made. The Parties shall use all reasonable efforts to resolve any Dispute as soon as possible; all unresolved Disputes shall be resolved in accordance with Section 19.4.

         SECTION 6.8. OFFSETS.

         Notwithstanding anything herein to the contrary, upon prior notification to Contractor, Owner shall have a right to set-off against amounts payable by Owner to Contractor (a) any amount previously paid by Owner to Contractor which has been determined to have been not due under the terms of this Agreement, (b) any fine or penalty imposed by any Governmental Authority which is payable by Contractor, or which is assessed against Owner for any act or omission of Contractor, and which is paid by Owner on Contractor's behalf,
(c) subject to the provisions of Article 15 hereof, all costs (including reasonable attorneys' fees) incurred by Owner to discharge liens on the Facility, and (d) any other amounts due Owner and which have not been paid by Contractor in accordance with the terms of this Agreement.

         If, at the time of final payment, a Dispute exists between the parties as to the value of the amounts withheld hereunder, the parties shall make all reasonable efforts to resolve the Dispute in accordance with Section 19.4 hereof.

         SECTION 6.9. CHANGE ORDERS.

         No Change shall be made except in accordance with a duly issued "Change Order" resulting from either an Owner Directed Change or Contractor Requested Change and executed in writing by Owner and Contractor. All Change Orders shall contain full particulars of the Change, and any adjustments of the Contract Price, Work Schedule, Performance Guarantees, Minimum Performance Guarantees, Warranties, Guaranteed Completion Date and any other modification to this Agreement. All Change Orders shall be signed by the persons authorized to do so by Owner's Project Director and Contractor's Project Manager, or their respective designees.

         SECTION 6.10. OWNER DIRECTED CHANGES.

         Owner, at any time, by written notice to Contractor, may direct Changes in the Work ("Owner Directed Change") provided that such Change is generally consistent with the Work as envisioned by the Contract Documents. Contractor shall provide to Owner's Project Director supporting documentation ("Supporting Documentation") including a detailed breakdown of each cost component of direct and indirect costs as well as contingency and fee within ten (10) Business Days after receipt of such Owner Directed Changes.

         Notwithstanding the foregoing, if upon receipt of an Owner Directed Change, Contractor is unable to furnish the Supporting Documentation within the ten (10) Business Day period provided above due to the scope of the change, Contractor within five (5) Business days after receipt of the Owner Directed Change shall notify Owner of the amount of time Contractor will need to furnish the Supporting Documentation (the "Extended Time Period") and Contractor will then furnish the Supporting Documentation prior to the expiration of the Extended Time Period.

         Contractor and Owner shall mutually agree to the price to be charged for the Owner Directed Change.. Within seven (7) Business Days of receipt of the estimate, Owner will notify Contractor in writing of its acceptance or rejection of the estimate, and if accepted, Contractor shall promptly prepare a Change Order reflecting the Change for Owner's approval. Upon Owner's approval of such request and agreement on the terms of an associated Change Order, Contractor shall proceed with the implementation of such Change. As an alternative to waiting for Contractor to furnish the Supporting Documentation in a situation in which an Extended Time Period is involved, Owner may elect not to wait until the expiration of the Extended Time Period to obtain from Contractor the Supporting Documentation, but instead may direct the Contractor to commence and proceed with the Owner Directed Change with payment therefor to be made pursuant to the terms of Section 6.12(e)(3) hereof.

         SECTION 6.11. CONTRACTOR REQUESTED CHANGES.

         Contractor may, by written notice, request a Change in the Work ("Contractor Change Request"). Such Contractor Change Request may be as a result of (i) Contractor suggesting a Change to the Statement of Work, (ii) a Change in Law, or (iii) Contractor requesting that a

Change Order be issued as a result of an Excusable Event, or (iv) an instruction by Owner which Contractor contends is a Change. Contractor shall provide supporting documentation including a detailed breakdown of each cost component of direct and indirect costs as well as contingency and fee prior to performing the Work as changed unless the parties otherwise agree. Contractor and Owner shall mutually agree to appropriate contingency and fee given the scope of the Change. Within seven (7) Business Days of receipt of the Contractor Change Request, Owner will notify Contractor in writing of its acceptance or rejection of such Contractor Change Request and if accepted, Contractor shall promptly prepare a Change Order reflecting the Change. Upon Owner's approval of such request and agreement on the terms of an associated Change Order, Contractor shall proceed with the implementation of such Change. If Owner elects not to proceed with any Contractor Requested Change requested pursuant to Section 6.12(i), Contractor shall continue to be obligated to perform its obligations under this Agreement without the Change which it had requested and shall not be entitled to any relief or exclusion from liability under this Agreement arising from such election not to proceed with such Change. If Owner rejects or elects not to proceed with a Contractor Requested Change pursuant to Section 6.11(ii) or Section 6.11(iii) the provisions of
Section 6.12(d) shall apply.

         SECTION 6.12. ADJUSTMENTS TO AGREEMENT; PERFORMANCE OF CHANGES.

         (a) Should any Change cause an increase or decrease in the cost of or time required for performance of this Agreement by Contractor, or otherwise affect any provision of this Agreement, and Contractor is entitled to an adjustment as a result of such Change, then an adjustment will be made to the Contract Price and, as necessary, the Contract Documents which are affected by such Change, including, but not limited to, the payment schedule set out in Exhibit A, Work Schedule, Performance Guarantees, Minimum Performance Guarantees, Guaranteed Completion Date, warranties or any other provisions of this Agreement. In the case of Excusable Events, the impact will be based on a reasonable assessment of the impact of the Excusable Event.

         (b) Upon receipt of an Owner Directed Change, and as part of a Contractor Change Request submission, as the case may be, Contractor shall promptly prepare and submit to Owner an estimate of the increase or decrease in price, expressed as a lump sum, necessitated in the Contract Price by the Change, or otherwise and shall specify any adjustment(s) to the Contract Documents (including the Work Schedule, Performance Guarantees, Minimum Performance Guarantees, Guaranteed Completion Date, warranties or any other provisions of this Agreement ) necessitated by the Change.

         (c) In the absence of any Dispute over a Change Order, or upon Contractor's receipt of Owner's acceptance of a Contractor Requested Change, Contractor may proceed with implementation of the Change.

         (d) If Owner rejects or elects not to proceed with a Contractor Change Request made pursuant to Section 6.11(ii) or Section 6.11(iii) and if a Dispute shall exist as a result thereof, then either Party at any time may invoke the provisions of Section 19.4 to resolve the Dispute. If the Contractor Change Request was based upon a Change in Law and Owner elects not to proceed with the Change, then Contractor shall not be held responsible for, and Owner shall bear the risk of, any consequences occurring as a result of Owner's refusal to approve the Change requested by the Contractor insofar as Contractor's proposed Change would have avoided the resulting problem.

         (e) (1) If Contractor invokes Section 19.4 to resolve a Dispute arising from Owner's refusal to agree to a Contractor Change Request arising out of an Owner instruction, then Contractor shall implement the Change as directed by Owner without deficiency or delay. Upon resolution of the dispute, if it is determined that the Contractor Change Request was valid, then the Change Order shall be approved by Owner and shall be implemented pursuant to the Dispute resolution. Owner shall pay amounts, if any, due Contractor determined pursuant to such resolution provided Owner shall pay all undisputed amounts prior to such Dispute resolution. If it is determined that the Contractor Change Request was not valid, no Change Order will be executed.

             (2) If the Contractor Change Request involved a Contractor request for an extension of the Guaranteed Completion Date, and, Contractor is ultimately determined, after resolution of the Dispute under Section 19.4, to have been entitled to such extension, then Contractor is further entitled to a Change for any increased cost, calculated in accordance with Exhibit K, Change Order Pricing, resulting from extraordinary efforts to meet the Guaranteed Completion Date during resolution of the Dispute, provided Owner has been reasonably informed of such costs as they are incurred by Contractor.

             (3) If Owner: (A) issues an Owner Directed Change or (B) agrees to a Contractor Change Request, but the Parties are unable to agree on the lump sum estimate set forth in subparagraph (b) above applicable to such Change, then the provisions of this subparagraph (e) notwithstanding, Contractor shall proceed to perform such Change; PROVIDED HOWEVER, that Contractor shall be compensated for the Change in accordance with Exhibit K, Change Order Pricing.

         SECTION 6.13. OTHER PROVISIONS UNAFFECTED.

         Except to the extent a Change Order specifically amends one or more provisions hereof, all provisions of this Agreement shall apply to all Change Orders, and no Change shall be implied as a result of any other Change Order.

         SECTION 6.14. IMPACT OF EXCUSABLE EVENT.

         Each Party shall be excused from performance and shall not be considered to be in default with respect to any obligation hereunder, except the obligation to pay money in a timely manner for Work actually performed or other liabilities actually incurred, if and to the extent that its failure of, or delay in, performance is due to an Excusable Event. An Excusable Event shall entitle Contractor to an adjustment of the terms of this Agreement pursuant to a Change Order in accordance with this Article 6 provided that:

         (a) such Party gives the other Party notice describing the particulars of the Excusable Event as soon as is reasonably practicable but in no event later than two (2) Business Days after the Party first becomes aware of the occurrence or commencement of such event, and if such notice was not written, such notice will be followed by a written notice not later than four (4)

Business Days after the Party first becomes aware of the occurrence or commencement of such event;

         (b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Excusable Event;

         (c) no obligations of the affected Party which arose before the occurrence causing the suspension of performance that remain unaffected by the Excusable Event are excused as a result of the occurrence;

         (d) subject to Section 6.15, the affected Party uses reasonable efforts to overcome or mitigate the effects of such occurrence; and

         (e) when the affected Party is able to resume performance of its obligations under this Agreement, such Party gives the other Party written notice to that effect and promptly resumes performance hereunder.

         SECTION 6.15. MITIGATION OF EXCUSABLE EVENT.

         Contractor shall act reasonably to remove or mitigate the effects of any Excusable Event. However, Contractor shall not be required to do the following without Owner's prior approval, which approval need not be in the form of a Change Order prior to Contractor taking the action: (a) subcontract additional Work or work additional hours for which premium time is payable, (b) schedule additional work shifts, or (c) otherwise incur additional costs, if, in any such case, such subcontracting, additional hours, additional shifts or other additional costs would not have been required to meet the Guaranteed Completion Date in effect prior to the occurrence of such Excusable Event.

                                   ARTICLE 7
                              STAGES OF COMPLETION

         SECTION 7.1. NOTICE OF MECHANICAL COMPLETION AND PUNCH LIST.

         At least twenty five (25) days prior to the date Contractor reasonably projects that Mechanical Completion of the Facility will be achieved, and each week thereafter, Contractor shall deliver to Owner notice of the date on which Contractor believes Mechanical Completion of the Facility will be achieved. On the date that Contractor believes that Mechanical Completion of the Work has been achieved it shall deliver to Owner "Notice of Mechanical Completion" stating that in Contractor's opinion Mechanical Completion of the Work has been achieved as of the date of the Notice. Delivery of the Notice of Mechanical Completion shall establish Mechanical Completion.

         No later than fourteen (14) days prior to the anticipated date of Mechanical Completion, Contractor, with Owner's Project Director or his designee, shall jointly make a thorough examination of the Facility and prepare and sign a punch list (the "Punch List") setting forth all observable remaining items of the Work that are incomplete or found to not be in working order each of which must be completed by Contractor prior to Final Completion, all in accordance with the Contract Documents. The Punch List shall differentiate between (i) those items that must be completed and/or corrected by Contractor prior to issuing a Notice of Substantial Completion and (ii) those items that will not interfere with the safe, continuous operation of the Facility at the Minimum Performance Guarantees levels) and can be completed after Substantial Completion. The Punch List shall be updated and published weekly by Owner and Contractor until Contractor has achieved Final Completion, provided that no new items shall be added to the Punch List after thirty (30) days after Contractor achieving Substantial Completion. After such thirty (30) day period, the parties may agree in writing to have some or all the Punch List Items to be performed by the Owner or its Operator at a mutually agreeable price. Upon reaching such written agreement, including the associated financial settlement completion of such items, shall be deemed to be accomplished by Contractor. Regardless of whether Owner and/or Operator shall have performed any of the Punch List items, Contractor will continue to be fully responsible for all warranties provided for herein.

         SECTION 7.2. START-UP AND PERFORMANCE AND RELIABILITY TESTING.

         Upon issuance of the Notice of Mechanical Completion but after Contractor has satisfied all Testing Prerequisites pursuant to Section 7.3, Contractor shall diligently perform the Work to Start-Up the Facility, which Work shall include commissioning tests of the Facility, perform the steam interconnection with the Existing Facility, complete the Performance and Reliability Testing, achieve Substantial Completion by the Guaranteed Completion Date and achieve Final Completion.

         SECTION 7.3. TEST PREREQUISITES.

         Contractor shall perform such tests, inspections, construction checkout procedures, and Start-Up sequences, including, but not limited to, those listed in the last paragraph of Section 4.3(a) and Section 1.0 of Exhibit G-4 as Contractor may reasonably believe are necessary to ensure that the Facility is ready for safe and stable operation, prior to commencing the Reliability Test and the Performance Tests. Upon completion of the events described in the immediately preceding sentence (the "Test Prerequisites"), Contractor shall provide written certification to Owner that the Facility is in compliance with all the Statement of Work requirements (except those as set out in the Punch List), that it has satisfied all Test Prerequisites, is ready to begin the Performance Tests and Reliability Test, and is expected to meet the Minimum Performance Guarantees ("Ready To Test Notice"). If after receipt of the Ready to Test Notice, but no case later than 2 Business Days after receipt of such, Owner reasonably determines that Contractor has not satisfied all Test Prerequisites or taken such other steps as are necessary to satisfy Owner that Contractor has satisfied all Test Prerequisites, it will notify Contractor in writing of such determination. Contractor shall, prior to conducting the Performance Tests and Reliability Test either provide additional supporting data substantiating that it had satisfied all Test Prerequisites or take such other steps as are necessary to satisfy Owner that Contractor has satisfied all Test Prerequisites. In the event Contractor disagrees with an Owner non-approval of the Test Prerequisites, Contractor may submit such disagreement to Dispute resolution pursuant to Section 19.4. In the event that it is determined that Contractor was correct in its position that it has satisfied all Test Prerequisites, a delay arising as a result of such resolution through the utilization of the Dispute resolution mechanism pursuant to Section 19.4 shall be an Owner Delay.

         SECTION 7.4. SUBSTANTIAL COMPLETION CRITERIA.

         Substantial Completion shall mean that:

                  (i) the Facility has achieved Mechanical Completion;

                  (ii) Start-Up of the Facility has occurred;

                  (iii) the Facility has been demonstrated during a Performance Test to meet the Minimum Performance Guarantees and Contractor has so certified to Owner pursuant to a Performance Test Certificate in accordance with the terms of Section 1.3 of Exhibit G;

                  (iv) the Facility has met the requirements of the Steam Purity Test;

                  (v) the Facility has met the requirements of the Reliability Test;

                  (vi) completed turnover packages for all plant systems have been delivered to Owner; and

                  (vii) all Punch List items, except those identified for completion after Substantial Completion, including those provided pursuant to Section 7.1 to be completed after Substantial Completion, have been completed.

         SECTION 7.5. SUBSTANTIAL COMPLETION.

         Upon achieving Substantial Completion, Contractor shall deliver to Owner a "Notice of Substantial Completion". The Notice of Substantial Completion shall include documentation that verifies that Contractor has achieved Substantial Completion including a copy of the Performance Test Certificate indicating that the Facility has met criteria for the Minimum Performance Guarantees. Owner shall endorse the Notice of Substantial Completion within 72 hours of receipt approving such notice, or state in writing reasons for Owner's non-approval. In the event Contractor disagrees with an Owner non-approval, Contractor may submit such disagreement to Dispute resolution pursuant to Section 19.4.

         SECTION 7.6. NOTICE OF FINAL COMPLETION.

         Following Substantial Completion, Contractor shall perform all remaining Work to achieve Final Completion. On the date that Final Completion of the Work has been achieved, Contractor shall deliver to Owner notice that Final Completion has been achieved as of that date ("Notice of Final Completion"). Contractor shall deliver with the Notice of Final Completion the items listed on Exhibit L. "Final Completion" shall mean that the following shall have occurred:

         (a) Substantial Completion has been achieved,

         (b) Contractor has achieved the Performance Guarantees- NG or the Minimum Performance Guarantees - NG and no further corrective actions pursuant to Section 8.3 are required,

         (c) Contractor has achieved the Performance Guarantees - LSFO or the Minimum Performance Guarantees - LSFO and no further corrective actions pursuant to Section 8.3 are required,

         (d) Contractor has paid to Owner all Electrical Output Liquidated Damages-NG, Electrical Output Liquidated Damages - LSFO, Steam Output Liquidated Damages-NG, Steam Output Liquidated Damages-LSFO, Heat Rate Liquidated Damages-NG and Heat Rate Liquidated Damages-LSFO,

         (e) Contractor has submitted its final waiver of liens and the waiver of liens from Subcontractors pursuant to Section 6.4,

         (f) Contractor has completed the Punch List items pursuant to Section 7.1,

         (g) Contractor has submitted the documentation as set out in Exhibit L which is required to be submitted prior to Final Completion,

         (h) Contractor has performed all other requirements which are specifically stated in the Contract Documents to be accomplished prior to Final Completion, and

         (i) Contractor has delivered to Owner all vendor manuals provided by equipment suppliers to the Project.

         SECTION 7.7. FUEL-NG AND FUEL-LSFO SUPPLY AND GENERATED ELECTRICITY.

         (a) Owner shall be responsible for supplying all Fuel-NG and Fuel-LSFO as required by Contractor for the Start-Up, Performance Testing and other activities necessary to allow Contractor to cause the Facility to achieve Substantial Completion and Final Completion. Owner shall cause the Fuel-NG and LSFO to be available at the Fuel Delivery Point no later than the dates so reflected in Exhibit B. Electrical Output, if any, generated by the Facility during Start-Up, Performance Testing and other Work shall be the property of the Owner. Contractor will support Owner in its meetings with Bayway Refining Company during construction of the Facility to assist Owner in causing Bayway Refining Company to be responsible for the availability of Fuel supply to the Facility.

         (b) Owner shall be responsible for obtaining all Governmental Authorizations necessary, if any, for operations during Start-Up and Performance Testing.

         SECTION 7.8. TITLE AND RISK OF LOSS UNTIL SUBSTANTIAL COMPLETION.

         (a) CONTRACTOR WARRANTY OF TITLE. Contractor warrants good title to all the Work and warrants and guarantees that the Facility will be free and clear of any and all liens, claims for payment, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Contractor, its Subcontractors, or their employees or representatives. Title to all Equipment and materials to be incorporated into the Facility will pass to Owner upon Delivery to the Facility Site or Existing Facility Site; PROVIDED HOWEVER, that in the event of Owner's termination of this Agreement prior to Substantial Completion (i) for any default of Contractor and failure of Contractor to remedy that default, all as provided by Section 17.1, or (ii) for convenience under Section 17.2, then, upon termination, title shall pass to Owner for all equipment and materials delivered to the Facility Site or Existing Facility Site and for which Owner has paid, and in the case of equipment and material not yet delivered or not yet paid, pursuant to the terms of Section 17. Except with respect to third party equipment designs as to which Contractor has only been granted a license and does not have title, title to drawings, specifications and like materials specifically prepared as part of the Work shall pass to Owner upon payment therefor. Contractor may retain one copy of all such documents for recordkeeping purposes. With respect to such third party equipment designs, Contractor grants to Owner an irrevocable, non-exclusive, perpetual, royalty-free license to use and reproduce such third party equipment designs for the purposes of operating, maintaining and rebuilding the Facility.

         (b) RISK OF LOSS. Notwithstanding passage of title as provided in this
Section 7.8, Contractor shall at all times use reasonable care at no additional cost to Owner to preserve and protect all materials and equipment (whether provided by Contractor or Owner) used by Contractor in the execution of the Work from damage or loss due to weather, fire, theft, unexplained disappearance or other casualty at the Facility Site or Existing Facility Site, and shall bear the risk of loss of and damage to, and shall be obligated to repair, replace, or reconstruct all or any portion of the Work which is lost, damaged or destroyed prior to the Date of Substantial Completion. Should Owner elect to insure equipment in transit under Owner's BAR, Contractor shall be liable for deductibles on any covered loss under the BAR.

         (c) USE BY OWNER. Subject to the terms of Section 1.5 of Exhibit G, Owner may, with Contractor's consent, occupy or use any complete or partially completed portion of the Work at any stage, provided such occupancy or use is approved by the builders-all-risk and property insurer (unless the risk management departments of both Owner and Contractor confirm that such approval is not necessary) and provided such occupancy or use is in compliance with Law and is for the purpose that such portion of the Work was intended. Such partial occupancy or use may commence prior to Substantial Completion only if Owner and Contractor have agreed in writing to any Changes to this Agreement necessitated by such use, including Changes with respect to the risk of loss and damage of such completed or partially completed portion of the Work and changes with respect to acceptance of such Work by Owner. Consent of Contractor to partial occupancy or use shall not be unreasonably withheld or delayed.

         (d) CONTRACTOR'S PRESERVATION AND PROTECTION. Contractor shall at all times use reasonable care at no additional cost to Owner to preserve and protect all materials and equipment (whether stored or installed), paving, structures, and any and all other items on the Facility Site or Existing Facility Site whether belonging to Owner or others, from damage resulting from Contractor's operations or in connection with the performance of the Work.

                                   ARTICLE 8
                     PERFORMANCE TESTS AND RELIABILITY TEST

         SECTION 8.1. PERFORMANCE TESTS.

         Contractor shall conduct Performance Tests set forth in Exhibit G, to determine whether the Facility will meet Performance Guarantees and the Minimum Performance Guarantees.

         In addition to the notice requirements set out in Section 4.3(a), Contractor shall provide Owner at least 40 days advance notice of the date that Contractor anticipates it will commence the Performance Tests on Fuel-NG and on Fuel-LSFO (which may be different dates). Upon receipt of such notice, Owner shall so notify the applicable Government Authorities (including the NJDEP). Contractor will thereafter provide Owner with weekly updates as to the anticipated dates of Performance Testing related to emissions. Owner shall arrange for the Government Authorities to be in attendance at the Performance Test. In the event such Government Authority is not available on the date Contractor is actually ready to conduct the Performance Tests, and Owner directs Contractor to wait for the Governmental Authority, such delay shall constitute an Owner Delay, provided that if Contractor ultimately desires to conduct the Performance Tests for emissions and sound earlier that the date set out in the 40-day notice, Owner shall use reasonable efforts to cause the Government Authority to be available at such earlier date, but failure to do so prior to the date in the 40-day notice shall not be an Owner Delay. In the event that Contractor notifies Owner in its weekly updates that the date for the Performance Test for sound and emissions will be later than the date set out in the initial 40-day notice, Owner shall be responsible for arranging for the Government Authority to be available at such later date.

         SECTION 8.2. FAILURE TO MEET MINIMUM PERFORMANCE GUARANTEES.

         Contractor guarantees that the Facility, when Performance Tests are conducted in accordance with the Testing Procedures in Exhibits G, G-1, G-2, G-3, G-4 and G-5, will meet the Performance Guarantees and Minimum Performance Guarantees. If the performance of the Facility, as demonstrated by a Performance Test, is less than the Minimum Performance Guarantees in any respect, Contractor shall commence and diligently proceed to repair, replace, or add such materials, structures, instrumentation, or equipment necessary to cause the Facility to meet the Minimum Performance Guarantees in accordance with requirements set forth in Exhibit E.

         SECTION 8.3. REMEDIAL WORK; COSTS AND PERFORMANCE OF REMEDIAL WORK.

         In the event that (i) Substantial Completion is achieved without causing the Facility to achieve the Performance Guarantee-NG or (ii) Contractor has not caused the Facility to achieve the Performance Guarantees-LSFO, Contractor shall be required to, and shall have the right to make all reasonable attempts to improve the performance of the Facility to meet the Performance Guarantees, until the earlier of (i) a period of 180 days after Substantial Completion, (ii) Contractor achieves the Performance Guarantees,
(iii) or the Parties agree no further improvement is likely (the "Correction Period"). When determining the reasonableness of an attempt to improve performance, the cost of the remedial measures will be weighed against the expected improvement in performance. Any Work done to cause the Facility to meet the Performance Guarantees shall be "Remedial Work." All Remedial Work shall be performed by Contractor under the terms of this Agreement, including
Section 4.1. Prior to commencing any Remedial Work, Contractor shall submit to Owner its proposed plans and recommendations for such Remedial Work for Owner's review and approval, which may not be unreasonably withheld, provided, however, that Owner's reasonable belief that the implementation of such Remedial Work on the Facility would adversely affect the operation or performance of the Facility or Owner's commercial plans shall constitute reasonable grounds for withholding approval of the proposed Remedial Work.

         SECTION 8.4. RE-PERFORMANCE OF PERFORMANCE TESTS.

         Following Substantial Completion, if Contractor performs Remedial Work after a Performance Test, a subsequent Performance Test shall be conducted promptly after the completion by Contractor of such Remedial Work.

         SECTION 8.5. FAILURE TO MEET PERFORMANCE GUARANTEES AND SUBSTANTIAL
                      COMPLETION PRIOR TO THE GUARANTEED COMPLETION DATE.

         Subject to and except as otherwise provided by the terms of this Agreement, if Contractor fails (a) upon Substantial Completion, to meet the Performance Guarantees, or (b) to achieve Substantial Completion prior to the Guaranteed Completion Date, Contractor shall be assessed Liquidated Damages as set forth in Exhibit F.

         SECTION 8.6. LIQUIDATED DAMAGES NOT A PENALTY.

         The Parties acknowledge and agree that, because of the unique nature of the Facility, it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by Owner as a result of Contractor's failure to achieve the Performance Guarantees or Substantial Completion as required by this Agreement. It is understood and agreed by the Parties that (i) Owner shall be damaged by failure of Contractor to meet these obligations, (ii) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (iii) any sums which would be payable under this Article 8 are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimates of such damages, and (iv) such payment represents a reasonable estimate of fair compensation for the loss of revenue which may be reasonably anticipated from such failure. The Parties therefore agree that such liquidated damages shall, without duplication, be the sole and exclusive measure of damages with respect to any such failure by Contractor.

         SECTION 8.7. OTHER PERFORMANCE GUARANTEE EXCLUSIONS.

         After the earlier of Substantial Completion and Owner placing the Facility into commercial operation, the duties, liabilities and obligations of Contractor under this Article 8 (or Exhibit E) do not extend to any repairs, adjustments, alterations, replacements or maintenance which may be required as a result of normal wear and tear in the operation of the Facility, normal degradation in the performance of Equipment, any Excusable Event, or as a result of Owner's failure to operate or maintain the Facility substantially in accordance with the Equipment manufacturer's recommendations and Good Industry Practice and the Operation Manual provided by Contractor.

         SECTION 8.8. RELIABILITY TEST.

         Contractor shall cause the Reliability Test to be performed and passed in accordance with the requirements of Exhibits G and G-4.

                                   ARTICLE 9
                         RESPONSIBILITIES OF CONTRACTOR

         SECTION 9.1. SUPERVISION.

         Contractor shall supervise and direct the Work in accordance with Good Industry Practice. Contractor shall be solely responsible for all construction means, methods, techniques, sequences, and procedures, and for coordinating all portions of the Work. Further, Contractor shall promptly report to Owner any discrepancies or problems which Contractor has knowledge of during the course of construction.

         SECTION 9.2. EMPLOYEES AND AGENTS.

         Contractor shall be responsible for the supervision and direction of Contractor's employees, subcontractors, and sub-subcontractors and their agents and employees, and other persons in its employ performing any portion of the Work.

         SECTION 9.3. NO RELIANCE.

         Contractor shall not be relieved from its obligations to perform the Work in accordance with the Contract Documents by the activities or duties of Owner or its designees hereunder or by inspections, tests, or approvals required or performed hereunder in so far as Owner does not disrupt Contractor's Work or otherwise impede the Work Schedule.

         SECTION 9.4. LABOR AND MATERIALS.

         Unless otherwise expressly agreed by the Parties, Contractor shall provide and pay for all labor, materials, equipment, instrumentation, supplies, tools, construction equipment, and machinery, scaffolding, transportation, and all other facilities, services, materials, and equipment necessary for the proper execution and completion of the Work, whether temporary or permanent, and whether or not included in the Facility, and all contributions to union funds and benefits, insurance, taxes and other costs and fees associated therewith.

         SECTION 9.5. DISCIPLINE.

         Contractor shall at all times enforce strict discipline and good order among its employees, agents, Subcontractors and other licensees at the Facility Site or Existing Facility Site and shall not employ at the Facility Site or Existing Facility Site or permit access to any unfit person or anyone not skilled in the task assigned by Contractor. Contractor shall use its reasonable efforts to employ policies and practices which are reasonably designed to avoid work stoppages or strikes.

         SECTION 9.6. TAXES.

         The Contract Price does not include state and local sales and use taxes, except as specifically described below. The Parties anticipate that the majority of the Work will be exempt from sales and/or use taxes pursuant to New Jersey law, as an integrated plant comprised of machinery and equipment necessary in the production of electrical or steam energy. Owner agrees to provide Contractor with its affidavit in support of such exemption, a letter required by law to be provided by Contractor to vendors, suppliers and subcontractors, and instruction on the use of the affidavit in connection with the purchase of the equipment and machinery. In the event the Parties agree that Owner should be responsible for the direct payment of sales and/or use taxes and remit the same directly to the State of New Jersey, if applicable, then Owner shall provide Contractor with written evidence confirming Owner's right to accrue such sales and/or use taxes and remit the same directly to the State of New Jersey. Additionally, Contractor agrees to pass on to Owner the benefit of any valid tax exemptions it may receive, including, without limitation, exemptions for the purchase of machinery, equipment or other tangible personal property for resale. Contractor shall pay and be responsible for all customs, duties, excise, payroll, FICA, occupational and gross receipt taxes and similar taxes on Contractor's tools, overhead and consumables (where consumables shall mean items of Work, supplies, equipment and materials used on the construction of the Facility but not incorporated into the Facility), and all other taxes (excluding sales and use tax on Equipment) incurred in or resulting from its performance of the Work, which shall be included in the Contract Price. In the event Contractor is required to pay or remit any sales and/or use taxes on non-exempt portions of the Work, if any, or otherwise, arising out of this Agreement, Owner shall reimburse Contractor for such taxes as an addition to the Contract Price pursuant to a Change Order in accordance with Article 6 hereof. Any penalties assessed against Contractor for excluded sales tax shall be paid by Owner unless such penalties result from Contractor's non-compliance with the tax procedures established hereunder. Owner and Contractor shall mutually develop a tax procedure relating to the acquisition of Equipment.

         SECTION 9.7. GOVERNMENTAL AUTHORIZATIONS, FEES, AND NOTICES.

         Contractor and Owner shall procure all Governmental Authorizations in accordance with Schedule M. Contractor, on behalf of Owner, shall be responsible to obtain all State of New Jersey Department of Community Affairs Governmental Authorizations for the Work.

         SECTION 9.8. COMPLIANCE WITH LAWS.

         Subject to Section 6.12, Contractor shall give all notices and comply with all Laws bearing on or relating to its performance of the Work.

         SECTION 9.9. LIABILITY FOR BREACH.

         Contractor shall assume full responsibility for, and shall bear all costs attributable to, its performance of any portion of the Work contrary to any Laws.

         SECTION 9.10. CONTRACTOR STAFFING.

                  9.10.1 Contractor shall provide an adequate number of qualified and competent project management and supervisory staff, craft persons, and other personnel to perform the Work.

                  9.10.2 At all times during the course of the Work at the Facility Site and Existing Facility Site, Contractor shall provide a qualified, competent, and responsible individual who shall serve as Facility Site manager (the "Facility Site Manager"). The Facility Site Manager shall be approved by Owner prior to performance of any Work at the Facility Site and Existing Facility Site under this Contract. The Facility Site Manager shall support the Project Manager and act as his/her representative at the Facility Site and Existing Facility Site during the absence of the Project Manager and direct the Facility Site and Existing Facility Site project management and supervisory staff and communicate and disseminate information to all personnel, vendors, suppliers and others on Facility Site and Existing Facility Site or in connection with the Work, including, without limitation, representatives of the Owner, Customer, or the Lender. Owner shall be entitled to rely on the authority of such person to commit Contractor with regard to all matters relating to the Contract Documents. All communications given to the Facility Site Manager by Owner's Project Director or his designee shall be as binding as if given to Contractor. If such Facility Site Manager shall leave Contractor's employ, or become incapacitated or otherwise incapable of serving, Contractor shall, with Owner's reasonable approval, designate a successor.

                  9.10.3 At all times during the course of the Work, Contractor shall provide a qualified, competent and responsible individual who shall serve as safety representative (the "Safety Representative") at the Facility Site and Existing Facility Site . The Safety Representative shall be approved by Owner prior to performance of the Work at the Facility Site and Existing Facility Site under this Contract. The Safety Representative shall be responsible for maintaining safe working conditions at the Facility Site and Existing Facility Site.

                  9.10.4 Contractor shall not transfer or remove any of the Project Manager, the Facility Site Manager or Safety Representative from performance of the Work without prior written approval of Owner, such approval not to be unreasonably withheld or delayed. Whenever required by Laws or any applicable industry codes or standards, Contractor agrees to employ only licensed personnel to perform engineering, design, architectural, or other professional services in the performance of the Work. All such professional services shall be performed with the degree of care, skill and responsibility customary among such licensed personnel.

                  9.10.5 Contractor shall employ (or cause to be employed) only persons who are careful and appropriately qualified, skilled and experienced in their respective trades or occupations. Owner may require Contractor to remove (or cause to be removed) any person employed on the Facility Site and Existing Facility Site who, in the reasonable opinion of Owner:

                  (i)      persists in any misconduct;

                  (ii) is incompetent or negligent in the performance of his duties;

                  (iii)    fails to conform to any provisions of this Contract;
                           or

                  (iv) persists in any conduct which is prejudicial to safety, health or the protection of the environment.

If appropriate, Contractor shall then appoint (or cause to be appointed), at Contractor's sole and complete cost, a suitable replacement person.

                  9.10.6 Contractor shall furnish Owner with the names and addresses of Project Manager, Facility Site Manager and Safety Representative.

                  9.10.7 Contractor shall provide at its own cost office and other temporary accommodations, including sanitary accommodations, for its Facility Site personnel.


         SECTION 9.11. RECORD DOCUMENTS.

         Contractor shall maintain at the Facility Site one record copy of the Drawings and Specifications, including, once available, the Drawings and Specifications, Change Orders and other modifications in good order and marked currently to record all changes made during construction, and approved drawings, product data, and samples. During the prosecution of the Work, these items shall be available to Owner and shall be delivered to Owner upon completion of the Work.

         SECTION 9.12. QUALITY CONTROL.

         Contractor shall establish, implement and maintain a quality assurance and control program which shall be submitted to Owner for review and comment. At all times during the course of the Work at the Facility Site and Existing Facility Site, Contractor shall provide a qualified, competent and responsible individual who shall serve as quality assurance and control director (the "QC Director") which QC Director shall be, or his designee shall be, on site at all times work is being performed.. The QC Director shall be approved by Owner prior to performance of the Work at the Facility Site and Existing Facility Site under the Contract. The QC Director shall be responsible for maintaining quality assurance and control in all aspects of the performance of the Work. If Owner comments on Contractor's quality assurance and control program, such reasonable comments will be communicated to Contractor as soon as practicable after receipt of such program but no later than twenty (20) days after receipt thereof, Contractor shall effect changes in response to, or otherwise address, such comments by way of a preamble or preface to the Contractor's standard quality control program and resubmit the program within twenty (20) days of receipt of such comments for subsequent review and comment. The program shall be set forth in a manual to be submitted to Owner and shall be designed to meet the following objectives:

         (a) that purchased Equipment and all documentation with respect thereto meet the requirements of the Contract;

         (b) that the quality of Equipment not be diminished during receiving, storing, transporting, handling, erection, installation, inspection and testing; and

         (c) that systems, Equipment and structures are fabricated, installed and erected in strict compliance with all applicable instructions and the Contract.

         SECTION 9.13. PERIODIC STATUS REPORT.

         Not later than the tenth (10th) day of each month during the construction of the Facility, Contractor shall submit six (6) copies of the Monthly written progress reports for the immediately preceding month to Owner summarizing, among other matters, the current and anticipated progress of the Work as compared to the Work Schedule, the causes of, and corrective action taken or to be taken in respect of, any delays, the work planned, commenced and completed by each subcontractor, the approximate completion percentage of the Work and the current projected schedule for completion of the Work. Contractor shall submit such reports to Owner once every thirty (30) calendar days. Accompanying the report shall be a concise written summary prepared by Project Manager outlining significant achievements, problems, and issues that affect the Work. Additionally, unless otherwise agreed by the Parties, Project Manager (including the Facility Site Manager upon commencement of the Work at the Facility Site) shall conduct monthly meetings with Owner and its representatives at mutually agreed locations, and when construction activities begin, at the Facility, discussing all such matters affecting the Work. Contractor and Owner shall mutually agree on the submittal of such other interim reports concerning the progress of, and other matters relating to, the Work in form and substance as reasonably agreed by Contractor and Owner from time to time. The monthly report shall be received by the Owner no later than two (2) days prior to the meeting.

         Contractor shall submit to Owner six (6) copies of monthly progress reports indicating the status of the Detailed Schedule, including milestones reached, special events that have occurred during the period of the report, drawing status, procurement status, Delivery status, installation status, testing status, and a detailed schedule for the remainder of the Work. The Detailed Schedule shall be marked to clearly identify completion of Work performed.

         SECTION 9.14. USE OF FACILITY SITE AND EXISTING FACILITY SITE,
                       HAZARDOUS MATERIALS AND CLUTTER .

         (a) ACCESS TO FACILITY SITE AND EXISTING FACILITY SITE. The Parties recognize that Contractor will require access through the Existing Facility Site to gain access to the Facility Site and will require access to the Existing Facility Site to perform certain portions of the Work; however, to the extent practical, Contractor shall confine its construction activities to the Facility Site. Owner shall provide Contractor unrestricted access to the Existing Facility Site for the purpose of gaining access to the Facility Site, subject to the Facility Site Access, Safety Procedures and the requirements of Bayway Refinery Company. Owner shall provide Contractor reasonable access to the Existing Facility Site as required by Contractor for performance of the Work. Contractor recognizes that the Existing Facility is an operating facility, and Owner recognizes Contractor's requirements for timely access to the Existing Facility for performance of Work. Contractor's construction efforts shall not impede the normal operation of the Existing Facility except as authorized in writing by Owner, provided that Owner shall be obligated to use all reasonable efforts to make the Existing Facility available to Contractor, to include scheduling Existing Facility outages as required by Contractor so as to not impede Contractor's progress of the Work. Subsequent to the Effective Date and prior to the issuance by Owner of the Notice to Proceed, Owner and Contractor shall meet and establish Existing Facility Site, Existing Facility, and Facility Site access procedures which shall include safety requirements, notification procedures, and permit to work procedures (the "Facility Site Access and Safety Procedures").

Contractor and Owner shall comply with such Facility Site Access and Safety Procedures and the requirements of Bayway Refinery Company.

         (b) HAZARDOUS MATERIALS. Contractor shall be responsible for the proper collection, removal, and disposal of any Hazardous Materials furnished, used, applied, consumed, or stored to or at the Facility Site by any Contractor Party, including used oils, greases, and solvents from flushing and cleaning processes performed in the Work and shall assume generator status for said materials. Contractor shall provide a detailed plan to Owner outlining the handling and disposal of any Hazardous Material that is introduced by any Contractor Party to the Facility Site. The Work, at all times, shall be performed in accordance with applicable Laws. All costs, fines, liabilities, penalties, and other expenses associated with the handling, transporting, and disposing of Hazardous Materials introduced on or to the Facility Site by any Contractor Party shall be paid by Contractor, without reimbursement by Owner. Contractor shall prepare and submit an application with NJDEP for emergency EPA/NJDEP identification number as required by New Jersey law. Contractor shall use reasonable skill and care to ensure that there will not be Hazardous Material specified or incorporated into the Work; provided that where in the opinion of Contractor this results in a conflict with any relevant statutory requirements or where the Statement of Work would be prejudiced through lack of suitable alternatives, then Contractor shall immediately notify Owner in writing specifying the conflict or prejudice which has arisen and the substance that Contractor wishes to stipulate or use and Contractor shall not stipulate or use the same without, in each case, the prior written consent of Owner, which shall not be unreasonably withheld.

                  CONTRACTOR SHALL BE LIABLE FOR AND SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS OWNER AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, SUITS AND CAUSES OF ACTION AND ANY AND ALL LIABILITY, COSTS, EXPENSES, SETTLEMENTS AND JUDGMENTS OF THIRD PARTIES INCURRED IN CONNECTION THEREWITH (INCLUDING COURT COSTS AND ATTORNEY'S FEES INCURRED BY OWNER IF AND ONLY IF CONTRACTOR FAILS TO ADDRESS SUCH CLAIM BY ITS OWN ATTORNEY HAVING RECEIVED NOTICE OF THE CLAIM) ARISING OUT OF THE CIRCUMSTANCES DESCRIBED IN THIS SUBPARAGRAPH (b).

         (c) PRE-EXISTING HAZARDOUS MATERIALS. Owner and Contractor recognize that contaminated soils may be found at the Facility Site. Owner shall be responsible for the testing and removal from the Facility Site and proper disposal as required by applicable Laws or for otherwise making safe in accordance with applicable Laws any Hazardous Materials existing on the Facility Site at the date of this Agreement. Contractor shall notify Owner immediately upon the discovery of any suspected Hazardous Materials and shall provide such assistance as may be reasonably requested by the Owner to facilitate the measures to be implemented by Owner pursuant to this Section 9.14(c).

                  OWNER SHALL BE LIABLE FOR AND SHALL INDEMNIFY, PROTECT, DEFEND AND HOLD HARMLESS CONTRACTOR, CONTRACTOR'S AFFILIATES, ANY SUBCONTRACTOR AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, SUITS AND CAUSES OF ACTION AND ANY AND ALL LIABILITY, COSTS, EXPENSES, SETTLEMENTS AND JUDGMENTS OF THIRD PARTIES INCURRED IN CONNECTION THEREWITH (INCLUDING COURT COSTS AND ATTORNEY'S

         FEES INCURRED BY CONTRACTOR IF AND ONLY IF OWNER FAILS TO ADDRESS SUCH CLAIM BY ITS OWN ATTORNEY HAVING RECEIVED NOTICE OF THE CLAIM) ARISING OUT OF THE CIRCUMSTANCES DESCRIBED IN THIS SUBPARAGRAPH (c).

         (d) CLUTTER AND SIGNS. Contractor shall not clutter the Facility Site with any materials or equipment not required for the immediate prosecution of the Work. Contractor shall not, nor shall it permit any of its Subcontractors to, display on or about the Facility Site any sign, logo, trademark, or advertisement, unless approved by Owner in writing. Except for purposes of prosecuting the Work, Contractor shall not, and Contractor shall not permit its Subcontractors to, photograph all or any portion of the Facility without the prior written consent of Owner. Further, Owner shall have the right to review and approve all photographs taken prior to the release thereof by Contractor or its Subcontractors.

         SECTION 9.15. CLEANING UP.

         Contractor shall at all times keep the Facility Site (and the areas in the Existing Facility Site where Contractor performs work) in a neat, clean, and safe condition and shall remove from the Facility Site and Existing Facility and the vicinity thereof, and properly dispose of off-Site, all debris and rubbish caused by Contractor's operations at reasonable intervals in accordance with GIP. Upon completion of the Work, Contractor shall promptly return unused materials furnished by Owner and remove from the Facility Site and Existing Facility Site all of Contractor's equipment, material, and like items, leaving such premises and the vicinity clean, safe, and ready for use.

         In the event Contractor or any of its subcontractors shall fail to maintain the Work area as described above in a manner satisfactory to Owner or Government Authority, or fail to effect such cleanup or removal in compliance with the applicable Laws or this Contract, Owner shall have the right after providing ten (10) days notice to Contractor to perform such cleanup and remove such items on behalf of, at the risk of, and at the expense of, Contractor. Any and all costs and expenses so incurred by Owner will be deducted from any monies due Contractor.

         SECTION 9.16. INDEPENDENT CONTRACTOR.

         In performing the Work hereunder, Contractor shall at all times be an independent contractor and shall have sole responsibility for and control over the details and means and methods of performing the Work, subject to the provisions of this Contract. No subcontractor, agent, or employee of Contractor shall be deemed to be the agent, subcontractor, representative or employee of Owner. Owner and Contractor hereby covenant and agree that in the approving or furnishing of plans and specifications, or in the making of inspections by Owner, or in the taking of any other action or the exercise of any right pursuant hereto, Owner is acting for and on its own behalf and not as agent of Contractor.

         Contractor shall be responsible to Owner for the acts and omissions of all its employees and all its subcontractors, their agents and employees and all other Persons performing any of the Work.

         Contractor shall be solely responsible for the acts of its employees and thus, shall be solely responsible for their compliance with the requirements of any applicable labor contracts.

Any employment matters regarding the payment of salaries, remuneration, benefits, allowances and any other such employment benefits shall be Contractor's sole responsibility.

         SECTION 9.17. OPERATIONS MANUAL.

         No less than three (3) months prior to the Guaranteed Completion Date, Contractor shall prepare and deliver five (5) copies to Owner of complete Equipment and system instructions for the Start-Up, operation and maintenance of the Facility (the "Operations Manual") in preliminary draft form. Subsequent to such Delivery, Contractor shall update and revise the Operations Manual, when and as necessary, until Substantial Completion and thereafter as necessary to reflect the completion of all Punch List items and warranty obligations. Contractor shall obtain all instruction manuals and special directions that are required for this purpose from Equipment manufacturers or shall itself provide any such written instructions which are not available from the manufacturers. The Operations Manual shall be based on sound engineering and Good Industry Practice and shall be prepared in full consideration of the experience level and technical background of a power plant technician and Contractor's training-related obligations under Section 4.5. The Operations Manual shall be prepared, subject to the foregoing standards, with the goal of achieving operation of the Facility at the capacity, efficiency, reliability, safety and maintainability levels contemplated by the Contract. Contractor shall perform all tests, including Start-Up and Performance Tests, in accordance with the Operations Manual.

         SECTION 9.18. OPERATING SPARE PARTS; OWNER PROVIDED START-UP SPARE
PARTS.

         Contractor shall prior to Substantial Completion provide Owner with a comprehensive list of recommended spare parts for the Equipment supplied hereunder. Except for spare parts required for Contractor to cause the Facility to achieve Substantial Completion, the Contract Price is exclusive of operation and maintenance spare parts and the Contractor shall have no obligation to provide operation and maintenance spare parts.

         Owner will make available to Contractor existing spare parts for Start-Up and commissioning purposes, so long as operation of the Existing Facilities will not be compromised. Contractor will provide replacements for any start up or commissioning spare parts provided by Owner on a timely basis.

         SECTION 9.19. OFFICE SPACE/UTILITIES.

         At all times during the performance of the Work, Contractor shall supply space for six (6) offices to Owner's personnel and representatives at the Facility Site and shall furnish utilities (telephone lines, electricity lines, water and sewage) to serve such office space, such space and utilities to be comparable to Contractor's office space and facilities at the Facility Site.

                                   ARTICLE 10
                                   WARRANTIES

         SECTION 10.1. COMPLETE FACILITY.

         Contractor represents and warrants to Owner that the Facility, including the Turbine, and all material, Equipment and workmanship related thereto and the installation/erection thereof shall (i) be new and of the kind and quality described in the Contract Documents or, if not described, standard power generation industry grade, (ii) be suitable for the purpose of meeting the design set forth in the Statement of Work and for causing the Facility to satisfy the Performance Guarantees as contemplated herein, (iii) be free from defects in title, material, design, workmanship and quality, (iv) comply with all Laws and standards and regulations of any Government Authority having jurisdiction over the Work and applicable to the performance of the Work, and (v) conform to the Statement of Work and all other terms and conditions of the Contract Documents. Further, Contractor warrants that all engineering services and advice shall be competently performed and in accordance with GIP, and that adherence to the Operations Manual shall allow operation and maintenance of the Facility in accordance with manufacturers' guidelines and that such operation will not impair any warranty of Equipment or Work.

         SECTION 10.2. WARRANTY PERIOD.

         The warranty set forth in Section 10.1 shall commence at the Date of Substantial Completion, and extend for a period of 365 days following the Date of Substantial Completion (the "Warranty Period"). The Warranty Period with respect to any Work that is repaired, replaced, modified or otherwise altered or corrected after the Date of Substantial Completion shall extend for 365 days from the date of completion of such repair, replacement, modification, correction or alteration (the "Extended Warranty Period"), provided that in no event shall the Extended Warranty Period extend beyond 730 days from commencement of the Warranty Period.

         SECTION 10.3. REMEDIAL WARRANTY WORK.

         If a failure to meet any warranty set forth herein occurs within the Warranty Period, Owner shall notify Contractor in writing promptly, but not later than seven (7) days after discovery of the warranty claim, and shall, as soon as practicable, make the applicable portion of the Work available for correction. Contractor, at its expense, shall as soon as is practicable thereafter correct any warranty defect by: (i) repairing any defective Work or parts at the Facility Site; (ii) replacing any defective Work or parts at the Facility Site; or (iii) re-performing the Work, all of which shall be referred to as Remedial Warranty Work ("Remedial Warranty Work"). Contractor's Remedial Warranty Work shall include the removal and replacement of all equipment and materials necessary to effect the repair or replacement of the Work. The method of correction shall be as selected by the Contractor after prior consultation with the Owner. In lieu of Contractor's correction of the defect, the Parties may agree to an equitable adjustment to the Contract Price or a cash payment from Contractor to Owner. Contractor's warranty on such Remedial Warranty Work shall be the same as the original warranty set forth in Section 10.1 hereof and shall extend for the remainder of the applicable Warranty Period or twelve (12) months from completion of the Remedial Warranty Work, whichever is longer, but in no event shall it extend more than twenty-four (24) months from the Date of Substantial Completion. Owner may require Contractor to perform a root cause analysis on any warranty item which has failed. If the root cause analysis demonstrates that the failure was due to misuse by Owner or Operator, Operator error or that the failure only affected the failed item and would not affect other aspects of the Facility, then Owner shall bear the cost of the root cause analysis. Otherwise, Contractor shall bear such cost.

         SECTION 10.4. PROCEDURES FOR REMEDIAL WARRANTY WORK.

         Contractor shall perform Remedial Warranty Work in accordance with the warranty claim procedure set forth in Exhibit O. Owner agrees to make the applicable piece of Equipment available to Contractor to inspect and to perform such Remedial Warranty Work in a manner which will not materially adversely interfere with Owner's ability to operate its system to serve its Customers; provided, however, Owner shall shut down the Facility to permit performance of the Remedial Warranty Work by Contractor, and Owner shall not continue to operate the Facility if Contractor reasonably determines that Owner's continued operation of the Facility prior to effecting the Remedial Warranty Work will damage the Facility. Contractor shall coordinate with Owner to cause the performance of such acts or tests as Owner may reasonably require to verify that the Remedial Warranty Work satisfies the requirements of the Contract Documents. Should Contractor fail to proceed promptly to correct defective Work, fail to perform the Remedial Warranty Work on or before the Remedial Completion Date as may be extended or otherwise comply with the terms of Contractor's warranties hereunder, Owner may, after notification of Contractor, perform or cause the Remedial Warranty Work to be performed at Contractor's expense in an amount not to exceed the amount such Remedial Warranty Work would reasonably cost if performed by Contractor while working at maximum effort and employing overtime labor. Contractor shall be liable for the satisfaction and full performance of its obligations hereunder including payment for Remedial Warranty Work performed by or at the direction of Owner. Owner shall be entitled to such payments within thirty (30) days from the date of Owner's invoice to Contractor for same accompanied by reasonable supporting documentation.

         SECTION 10.5. OTHER WARRANTY EXCLUSIONS.

         The duties, liabilities and obligations of Contractor under this
Article 10 do not extend to any repairs, adjustments, alterations, replacements or maintenance which may be required as a result of normal wear and tear in the operation of the Facility, normal degradation in the performance of Equipment, any Excusable Event, or as a result of Owner's failure to operate or maintain the Facility substantially in accordance with the manufacturer's recommendations, Good Industry Practice and the Operations Manual provided by Contractor.

         SECTION 10.6. SUBCONTRACTOR WARRANTIES.

         Contractor shall use commercially reasonable efforts to obtain standard vendor warranties for the benefit of Contractor and Owner for all equipment with warranty periods equal to or longer than the Warranty Period. If such warranties extend beyond the Warranty Period, then they shall be transferred to Owner at the end of the Warranty Period, together with an assignment to Owner, or other acceptable provision for Owner enforcement or Contractor enforcement on behalf of Owner of any security, bond or other performance guarantee with respect to such warranties, and Contractor shall act as liaison for Owner with such vendors in prosecuting any warranty claims.

         SECTION 10.7. YEAR 2000 WARRANTY.

         Contractor warrants to Owner that the Equipment delivered by Contractor pursuant to this Agreement will be "Year 2000 Capable," meaning that
(i) the computer hardware and software that is part of said Equipment and any information technology contained therein will accurately process date and time data within the Warranty Period and (ii) neither performance nor functionality of the said Equipment will be affected materially by dates within the Warranty Period. If any failure to meet the Year 2000 Warranty occurs on or before the end of the Warranty Period, Contractor will, at its option, modify or replace the non-conforming Equipment so that it meets the Year 2000 Capable warranty. Contractor shall have no responsibility for, and does not warrant against, any such failure of the Equipment that is directly or indirectly caused by the failure of products with the Equipment to function properly, use of date or information that is inaccurate or incompatible with the Equipment's interfaces, requirements, or specifications, or use of the Equipment other than in accordance with the written instructions of Contractor.

         SECTION 10.8. NO IMPLIED WARRANTIES AND EXCLUSIVE REMEDY.

         THE EXPRESS WARRANTIES AND GUARANTEES SET FORTH IN THIS ARTICLE 10 ARE EXCLUSIVE AND NO OTHER WARRANTIES OR GUARANTEES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED (INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY AND IMPLIED WARRANTIES OF CUSTOM OR USAGE) SHALL APPLY AND SUCH WARRANTIES ARE EXPRESSLY EXCLUDED. OWNER'S REMEDIES AS DESCRIBED IN ARTICLE 10 ARE OWNER'S EXCLUSIVE FOR BREACH OF WARRANTY AND ANY REMEDIES TO WHICH OWNER WOULD OTHERWISE BE ENTITLED AT LAW ARISING OUT OF SUCH WARRANTIES ARE HEREBY EXCLUDED.

                                  ARTICLE 11
                                INDEMNIFICATION

         SECTION 11.1. CONTRACTOR'S INDEMNIFICATION OF OWNER.

         CONTRACTOR, ON BEHALF OF ITSELF, ITS AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS OWNER FROM AND AGAINST ALL CLAIMS OF A CONTRACTOR PARTY AND OF THIRD PARTIES FOR DEATH, PERSONAL INJURY OR PROPERTY DAMAGE WHICH IN ANY WAY ARISE OUT OF OR ARE RELATED TO THE PERFORMANCE OF THE WORK, OR ARE CAUSED BY OR ATTRIBUTABLE TO THE ACTS OR OMISSIONS OF ANY CONTRACTOR PARTY OR TO THE BREACH OF THIS AGREEMENT BY ANY CONTRACTOR PARTY; PROVIDED, HOWEVER, THAT CONTRACTOR'S OBLIGATION TO INDEMNIFY THE OWNER WITH RESPECT TO DAMAGE CAUSED BY ANY CONTRACTOR PARTY TO THE EXISTING FACILITY SHALL BE LIMITED TO AN AMOUNT EQUAL TO THE COST OF REPAIRING THE EXISTING FACILITY, BUT NOT TO EXCEED THE SUM OF ONE HUNDRED THOUSAND

DOLLARS ($100,000). NEITHER CONTRACTOR NOR ITS SUBCONTRACTORS SHALL BE LIABLE TO OWNER OR ANY OF OWNER'S AFFILIATES FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES IN RELATION THERETO.

         SECTION 11.2. OWNER'S INDEMNIFICATION OF CONTRACTOR.

         OWNER, ON BEHALF OF ITSELF, ITS AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, AND AGENTS SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS CONTRACTOR FROM AND AGAINST ALL CLAIMS OF AN OWNER PARTY AND OF THIRD PARTIES FOR DEATH, PERSONAL INJURY OR PROPERTY DAMAGE WHICH IN ANY WAY ARISE OUT OF OR ARE RELATED TO THIS AGREEMENT AND ARE CAUSED BY OR ATTRIBUTABLE TO THE ACTS OR OMISSIONS OF ANY OWNER PARTY OR TO THE BREACH OF THIS AGREEMENT BY ANY OWNER PARTY.

         SECTION 11.3. PATENT INDEMNITY.

         Contractor expressly warrants and represents that it shall indemnify, defend and save Owner and its Affiliates, successors, assigns, officers, directors, employees and agents harmless from and against any and all claims whatsoever arising from or in any manner related to an infringement of patents or the improper use of other proprietary rights which may occur in connection with Contractor's or any Subcontractor's performance of the Work pursuant to this Agreement and the ownership or use of the Facility or any part thereof provided by Contractor or any Subcontractor (including, without limitation, the use of any such part in conjunction with, or as modified, supplemented or otherwise affected by, any equipment); provided that Contractor shall have no indemnity obligations hereunder with respect to any claim arising out of (a) use of Equipment in combination with devices or products not supplied by Contractor or any of its respective Subcontractors, (b) use of Equipment in an application or environment for which it was not designed. Should any such claim materially impair Contractor's performance of the Work or continued operations of the Facility, then Contractor shall, at its own expense, timely procure the right to continue its performance of the Work so as not to materially impair the Work Schedule or such continued operations of the Facility. This Section
11.3 states the entire liability of the Contractor for patent infringement in connection with the performance of the Work and ownership and use of the Facility or any part thereof provided by Contractor or any Subcontractor.

         SECTION 11.4. NOTICE.

         Each Party shall promptly notify the other in writing of any claims from any third Party which may be covered by the indemnities set forth in this
Article 11. Without limiting the generality of the foregoing, Owner shall notify Contractor in writing as soon as Owner shall receive notice of any claims of infringement of patents or other proprietary rights occurring in connection with Contractor's performance of the Work. In turn, Contractor shall timely notify Owner in writing of any claims which Contractor may receive alleging infringement of patents or other proprietary rights which may affect Contractor's performance of the Work.

         SECTION 11.5. DEFENSE OF CLAIMS.

         The Party responding to or responsible for an indemnification given pursuant to this Article 11 (the "Indemnifying Party") shall have sole charge and direction of the defense of any suit or proceeding based on any claim, demand, loss, damage, cause of action, suit on liability for which the indemnifying Party is responsible under any such Section. The Party asserting that it is entitled to indemnification pursuant to this Article 11 (the "Indemnified Party") shall give the Indemnifying Party such assistance as the Indemnifying Party may reasonably require in such defense, and shall have the right to be represented in such defense by counsel of its own choice at its own expense. If the Indemnifying Party fails to defend diligently such suit or proceeding, the Indemnified Party may, in its reasonable discretion, either defend such suit or proceeding or settle the claim which is the basis thereof, without the consent of the Indemnifying Party, without relieving the Indemnifying Party of its obligation under Sections 11.1, 11.2, or 11.3 and in either case the Indemnifying Party shall reimburse the Indemnified Party for its expenses, court costs and reasonable attorneys' fees. If any claim described in Section 11.3 is held to constitute an infringement of any patent or other proprietary rights and use of any equipment or process included in the Work is enjoined, the Contractor shall at its own expense and at Contractor's option (a) procure for Owner the right to continue to use the infringing equipment or process, (b) replace such equipment or process with non-infringing equipment or process of equal utility and efficiency, or (c) modify such equipment or process so that it becomes non-infringing without affecting its utility or efficiency; provided that Contractor may only elect the action described in clause (b) or (c) if Contractor and Owner agree upon a schedule for such action which will allow Contractor to complete such action within a reasonable period of time without unreasonably interfering with the operation of the Facility.

         SECTION 11.6. OTHER PROVISIONS; SURVIVAL.

         The indemnification obligations of the Parties in this Article 11 and of Contractor's and Owner's environmental indemnification in Sections 9.14(b) and (c) are in addition to and shall not limit or be limited by Contractor's indemnification obligations contained in Section 13.2. Notwithstanding any other provision hereof, the indemnification provisions set forth in Sections 9.14(b), 9.14(c), 11.1, 11.2, 11.3, and 13.2 of this Agreement shall survive the termination or expiration of this Agreement.

                                  ARTICLE 12
                                   INSURANCE

         Contractor and Owner shall provide and maintain insurance as set forth in Exhibit H.

                                  ARTICLE 13
                       PROTECTION OF PERSONS AND PROPERTY

         SECTION 13.1. SAFETY PRECAUTIONS AND PROGRAMS.

         Subject to Section 11.1, Contractor shall be fully responsible for initiating, maintaining, and supervising adequate and lawful safety precautions, procedures, and programs in connection with the Work, which precautions, procedures, and programs shall conform in all respects to all

Laws. Additionally, Contractor shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury, or loss to:

         (a) all persons in and about the Facility Site and Existing Facility Site where the Work is performed;

         (b) the Work and all materials and equipment to be incorporated therein, whether in storage at the Facility Site/Existing Facility Site or off-Site, under the care, custody, or control of Contractor or any of its Subcontractors; and,

         (c) all other property at the Facility Site in proximity to the locations where the Work is performed, including, without limitation, the facilities, instrumentation, walks, pavements, roadways, equipment, structures, and utilities of Owner.

         Contractor shall give all notices and comply with all Laws bearing on the safety of persons or property or their protection from damage, injury, or loss at the Facility Site.

         Contractor shall develop an appropriate safety management plan and take all necessary safety and other precautions to protect property and persons from damage, injury, or illness arising out of the performance of the Work consistent with the Facility Site Access and Safety Procedures. Contractor shall comply strictly with all Laws pertaining to health or safety which are applicable to Contractor or to the Work. At all times while any of the Contractor's employees, agents, or subcontractors are on the Facility Site and/ or Existing Facility, Contractor shall be responsible for providing them with a safe working environment. Contractor shall inspect the working environments where its employees, agents, or subcontractors are or may be present on the Facility Site and shall promptly take action to correct conditions which cause or may reasonably be expected to cause such working environments to become an unsafe place of employment.

         Contractor shall participate in and manage jointly with Owner, a safety incentive program which Owner may choose to develop with Contractor.

         SECTION 13.2. OCCUPATIONAL SAFETY AND HEALTH ACT.

         Contractor shall comply with all applicable safety and health standards and regulations promulgated by the Secretary of Labor under the Occupational Safety and Health Act of 1970 ("OSHA"), and all other applicable Federal, state, or local health and safety regulations. In addition to the other indemnification obligations of Contractor contained in this Agreement, Contractor shall indemnify and hold harmless Owner against any liability, fines, penalties, civil penalties, costs, and expenses incurred by any Owner because of Contractor's failure to comply with OSHA regulations.

         SECTION 13.3. EEO COMPLIANCE.

         Contractor represents that its U.S. corporate practices, and that of its affiliates, partners and U.S. suppliers and subcontractors are, and will continue to be, in compliance the provisions of Section 202 of Executive Order 11246 which is incorporated herein by reference pursuant to regulations promulgated under such Order (41 C.F.R. 60-1.4(d)).

         SECTION 13.4. EMERGENCIES.

         In the event of any emergency endangering life or property, Contractor shall take such action as may be reasonable and necessary to prevent, avoid, or mitigate damage, injury or loss and shall report as soon as possible any such incidents, including Contractor's response thereto, in writing to Owner. Whenever, in the reasonable opinion of Owner, Contractor has not taken sufficient precautions for the safety of the public or the protection of the Work, or any equipment relating thereto, or of the Facility Site or Existing Facility or other public or private property creating, in the reasonable opinion of Owner, an emergency requiring immediate action, then Owner may suspend the performance of all Work until such time as such emergency has passed in order to protect the personnel, equipment or property at risk or provide suitable protection by causing such Work to be done and material to be furnished and placed. Owner shall notify Contractor of such action concurrently with or promptly after taking such action. Provided that the emergency was not an event that Contractor would otherwise be eligible for increase in Contract Price, the reasonable cost of such Work and material (after taking into account its emergency nature) shall be borne by Contractor and if the same is not paid upon presentation by Owner of invoices relating thereto, such costs may be deducted by Owner from any amounts due or to become due Contractor.

                                   ARTICLE 14
                                 SUBCONTRACTORS

         Contractor shall have portions of the Work performed by Subcontractors. Owner shall have the right, upon written request, to receive from Contractor a copy of all Subcontractor equipment specifications, performance guarantee data, and warranties, as well as a copy of all shop and field performance test reports and vendor field representative reports with respect to Work performed by Subcontractors.

         Owner desires to have the right of prior reasonable approval of Subcontractors for certain items of Work which are listed in Exhibit D (the "Key Work"). Exhibit D contains a list of potential Subcontractors which Contractor and Owner have agreed are approved for the Key Work. In the event that Contractor is considering the selection of a Person not listed in Exhibit D for an item of Key Work, then Contractor shall notify Owner of the proposed Subcontractor at the earliest practical point in the selection process and furnish to Owner all information reasonably requested by Owner with respect to Contractor's selection criteria. Contractor shall request, in writing, Owner's consent for Contractor to enter into a Subcontract with a Person not named on Exhibit D for performance of an item of Key Work. Owner must respond to Contractor's request for its consent within five (5) Business Days after receipt of the request and the information described above in this Article 14. If Owner fails to timely respond to Contractor's request, then Contractor shall have the right to execute such Subcontract with the proposed Subcontractor for the performance of the Key Work. If Owner has refused to consent to the proposed Subcontractor, then the Contractor shall not enter into a Subcontract with such proposed Subcontractor for such item of Key Work.


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


                                  ARTICLE 15
                                     LIENS

         Contractor shall not suffer or permit, and shall promptly remove and discharge, any lien or other encumbrance recorded as a claim against the Work, the Facility Site, or any other property of Owner or against any monies due or to become due for any Work performed or materials furnished for the Work by reason of any claim or demand against, or any action or non-action of, Contractor or any of its Subcontractors or any materialman or any other person or entity (other than Owner or Customer) arising out of the Work. Contractor shall take all actions necessary to have any such lien released or discharged or furnish a bond or other security reasonably satisfactory to Owner insuring that Owner will be fully protected from any such lien. Upon the failure of Contractor to promptly resolve, pay, discharge or provide security reasonably acceptable to Owner for any such lien or other encumbrance, within ten (10) days notice of Owner's intent to pay or discharge such lien or other encumbrance, Owner may take all actions and steps necessary to release or discharge any such lien and Contractor agrees to reimburse Owner, on demand, for all monies paid by Owner (including reasonable attorneys' fees) in the releasing, satisfying, and discharging of any such liens. If any such lien or encumbrance has been so filed, Owner may upon ten (10) days written notice to Contractor, withhold from any payment due to Contractor hereunder the amount of the lien plus reasonable expenses (including reasonable attorneys' fees) related thereto until said claim or lien has been discharged or there has been furnished to Owner bond or other security reasonably satisfactory to Owner insuring that Owner will be fully protected and held harmless from any liability, fees, or costs in connection therewith; otherwise, Owner may exercise its right of offset under Section 6.8. Unless such lien results from the actions of Owner, any delay in the performance of the Work resulting from such lien shall not be considered to be an Excusable Delay.

                                  ARTICLE 16
          PATENTS, OWNERSHIP OF DOCUMENTS AND CONFIDENTIAL INFORMATION

         SECTION 16.1. NO INCORPORATION.

         Contractor shall not incorporate into the Work or the Facility any confidential information or trade secrets, patented or unpatented, of any third Party other than Owner and Contractor or which Owner or Contractor does not have the right to use, or which infringes any patent or copyright. Contractor shall notify Owner of any patent, patent application, or other proprietary right which may be infringed or violated by the Work, or any portion thereof to be furnished hereunder and of which Contractor is or becomes aware.

         SECTION 16.2. CONFIDENTIAL INFORMATION.

         Subject to Section 16.3, in respect of any information concerning the Parties which is designated in writing as proprietary and any information disclosed to the other Party related to this Agreement which is designated as confidential, a Party shall not, for a period of three (3) years from the date of its receipt, publish or otherwise disclose it to others without the written approval of the other Party. Both parties shall at all times use their reasonable endeavors to keep all information regarding the terms and conditions of this Agreement confidential. Accordingly,


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

neither Party shall disclose the same to any other Person, provided that the provisions of this Section 16.2 shall not apply to information which:

         (a) was furnished prior to this Agreement without restriction;

         (b) is or becomes knowledge available within the public domain (other than by breach of the foregoing obligation of confidentiality);

         (c) is received by either Party from a third Party without restriction and not in breach of this Agreement;

         (d) is independently developed by either Party; or,

         (e) the Contractor may provide to any Subcontractor any information necessary to carry out and complete its portion of the Work, subject to the inclusion in the terms of the subcontract or purchase order entered into by the Contractor with such Subcontractor (or the Subcontractor by which such other Subcontractor is appointed) of provisions substantially similar to the provisions of this Section 16.2.

         SECTION 16.3. DISCLOSURE OF CONFIDENTIAL INFORMATION.

         The provisions of Section 16.2 notwithstanding, either Party shall be entitled to disclose the terms and conditions of this Agreement and any data or information acquired by it under or pursuant to this Agreement without the prior written consent of the other Party:

         (a) to any Affiliate of such Party;

         (b) to any outside consultants or advisers engaged by or on behalf of such Party in connection with the Work or the financing or operation of the Facility and acting in that capacity;

         (c) to any Persons from whom the Contractor intends to invite tenders in respect of the subcontracting of any element of the Work;

         (d) to any security trustee, any bank or other financial institution and its advisers from which such Party is seeking or obtaining financing;

         (e) to the extent required by Law, or rules or regulations of any securities or stock exchange, or pursuant to an order of any court of competent jurisdiction, provided that to the extent practical the original disclosing Party is given notice and adequate time to seek a protective order applicable to the information before it is disclosed;

         (f) to any insurer under a policy of insurance required to be taken out by either Party under the Contract; or

         (g) to directors, employees and officers of such Party;

         PROVIDED, HOWEVER, that:

                  (x) the disclosing Party determines in good faith that the recipient has a legitimate need to see such data or information;

                  (y) the recipient (other than the Owner's Engineer) is not a direct competitor of either Party; and

                  (z) the recipient has been made aware of and has agreed to be bound by the requirements of Section 16.2.

         SECTION 16.4. EXCHANGE OF INFORMATION AND PUBLICATION.

         The parties shall:

         (a) make available to each other without charge such materials, documents and data as would normally be made available to the other Party in connection with the Work or the operation of the Facility (except any internal cost accounting or cost reporting data or any materials, documents and data protected by legal privilege or which is subject to any duty of confidentiality to any third Party) acquired or brought into existence in any manner whatsoever by each of them in connection with the Work as the other may reasonably request for the purposes of exercising its rights or carrying out its duties in respect of the Work or performing its obligations under this Agreement; and

         (b) use all reasonable endeavors to make available to the other such materials, documents and data acquired or brought into existence by third parties as the other may reasonably request for the purposes referred to in sub-paragraph (a) above, and as would normally be made available by Persons acting in accordance with Good Industry Practice.

         Neither Party shall, without the prior written authority of the other, publish, alone or in conjunction with any other Person, any article or other material relating to any Dispute arising under the Agreement nor impart to any radio or television program or any other medium any information regarding any such Dispute. The Contractor may use information concerning the signing of the Agreement, the general nature of the Work and the extent of the Contractor's involvement in the Work, without the prior approval of the Owner, in sales brochures, qualification and experience documents and similar external announcements and publications and, with the prior approval of the Owner (which approval shall not be unreasonably withheld or delayed), in press releases and similar external announcements and publications.

                                  ARTICLE 17
                            TERMINATION OF AGREEMENT

         SECTION 17.1. TERMINATION EVENTS.

         If Contractor (a) shall commence a voluntary proceeding (or an involuntary proceeding shall be commenced against Contractor which remains not stayed or not discharged for more than thirty (30) days after Contractor receives a notice of such involuntary proceeding) seeking liquidation, reorganization, or other relief with respect to Contractor or its debts under any bankruptcy, insolvency, or other similar laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of Contractor or a substantial part of its property, or if Contractor shall consent to any such relief or to the


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

appointment of or taking possession by any such official in any such proceeding commenced by or against Contractor, or (b) makes a general assignment for the benefit of its creditors, (c) fails to achieve Substantial Completion within 90 days after the Guaranteed Completion Date and upon or after the 90th day is not applying all reasonable effort to achieve Substantial Completion or, notwithstanding having used all reasonable efforts to achieve Substantial Completion, fails to do so within one (1) year after the Guaranteed Completion Date, (d) repeated failures to make prompt payment to Subcontractors or for materials, equipment, or labor, unless Contractor places reasonably satisfactory security protecting the Owner, (e) commits a material violation of any Laws pertaining to performance of its obligations under this Contract, or
(f) otherwise breaches a material provision of the Contract Documents, then Owner may without prejudice to any other right or remedy terminate this Agreement and take possession of the Work and may finish the Work by whatever method Owner may deem expedient. In such case Contractor shall not be entitled to receive any further payment until the Work is finished. Owner's right to terminate the Agreement following the occurrence of the events or circumstances described in this Section 17.1 shall be subject to Owner having first given Contractor thirty (30) days' prior written notice of its intention to terminate the Agreement, during which period Contractor shall have failed in the case of paragraph (c), (d), (e) and (f) to remedy or to take all reasonable steps to remedy of the default.

         SECTION 17.2. TERMINATION FOR CONVENIENCE.

         Owner may, at its option, terminate the Agreement at any time by written notice thereof to Contractor. Upon any such termination, Owner shall pay Contractor in accordance with Section 17.4. The provisions of the Contract Documents which by their nature survive final acceptance of the Work, shall remain in full force and effect after such termination to the extent provided in such provisions; however, Contractor does not warrant any terminated Work. Upon receipt of any such notice, Contractor shall, unless the notice directs otherwise immediately discontinue the Work on that date specified in the notice.

         SECTION 17.3. TERMINATION DUE TO THE OWNER'S DEFAULT.

         In the event that Owner:

         (a) has failed to pay to Contractor the amount due under any invoice for payment, or the undisputed amount, within twenty-five (25) days after the date of its receipt by Owner; or

         (b) shall have voluntarily or involuntarily commenced bankruptcy, insolvency, reorganization, stay, moratorium or similar debtor-relief proceedings, or shall have become insolvent or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts or makes an assignment for the benefit of its creditors; or

         (c) has insolvency, receivership, reorganization or bankruptcy proceedings brought against it and the petition commencing such proceedings is not controverted and the proceedings dismissed or effectively stayed within sixty (60) days of such commencement; or

         (d) commits a material violation of any Law pertaining to performance of its obligations under this Contract; or

         (e) has committed a material breach of this Contract for which Contractor cannot be compensated by a Change or an adjustment to the Contract Price,

then Contractor shall be entitled, without prejudice to any other rights or remedies under the Contract, to serve a written notice of its intention to terminate the Contract on Owner specifying the grounds for the service of such notice. If the Owner has not remedied or taken all reasonable steps to commence the remedy of the circumstances giving rise to the service of such notice within thirty (30) days of receipt by Owner of such notice, Contractor shall be entitled, by further notice in writing to Owner, to terminate the Contract forthwith.

         SECTION 17.4. PAYMENT ON TERMINATION

         (a) In the event of termination under Section 17.2 or Section 17.3, Owner shall pay Contractor the following termination payment:

                  (i) payment for the actual costs expended prior to receipt of the notice of termination, plus overhead and profit of 8% on such actual costs, and

                  (ii) all costs reasonably incurred by Contractor in ceasing the Work, including demobilization costs and vendor/subcontractor cancellation charges. Owner shall be entitled to credit for amounts paid prior to termination.

         (b) In the event of termination pursuant to Section 17.1, the following shall apply:

         Owner shall immediately take possession of the Work and all except one
         (1) copy of the Contract Documents or make arrangements to take possession of the Work and engage another person to complete the Work or Owner may complete the Work itself. If the cost of completing the Work hereunder, to include Owner's reasonable costs and unpaid amounts for the Equipment, exceeds the unpaid portion of the Contract Price, then Contractor shall pay the difference to Owner. Owner shall pay Contractor a termination payment which shall include payment for the undisputed amounts under outstanding invoices. Owner shall be entitled to credit for amounts paid prior to termination.

         (c) In the event of (a) or (b) above, Contractor shall follow the Owner's instructions concerning canceling any materials or equipment ordered or subcontracts entered into prior to termination. The subcontracts and purchase orders not cancelled shall be assigned to Owner, and Owner shall be responsible for all payments and all other obligations relating to these orders and subcontracts.

         (d) In the event of termination of this Agreement for any reason after the Purchase Order has been assigned to Contractor but prior to delivery and final payment for the Turbine by Contractor within five (5) Business Days after such termination, Contractor shall reassign the Purchase Order to Owner or its designee, using the same form of assignment delivered to Contractor by Owner, and Owner shall reimburse Contractor for installments or other reasonable payments, made by Contractor pursuant to the Purchase Order prior to the date of such termination and which have not previously been paid by Owner. In the event of termination of this Agreement after Contractor has made final payment for the Turbine, Contractor shall convey the Turbine to Owner or its designee by bill of sale in form and substance reasonably acceptable


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

to Owner, which shall include assignment of the Purchase Order by Contractor to Owner, including all warranty rights associated with the Purchase Order, and in which Contractor shall warrant good title to the Turbine and warrant that the Turbine is free and clear of any and all liens, claims for payment, charges, security interests, and encumbrances, and shall further represent that, to the best of Contractor's knowledge, the Turbine is free from defect.

                                  ARTICLE 18
                         OWNER'S RIGHT TO STOP THE WORK

         SECTION 18.1. SUSPENSION OF WORK WITHOUT CAUSE.

         Subject to the provisions of Article 17, Owner, in Owner's sole and absolute discretion, may suspend or stop the performance of all or any part of the Work at any time without cause. The Guaranteed Completion Date shall be extended for a period equal to that during which Contractor's performance was precluded by such suspension by Owner, plus any reasonable additional time required by Contractor and/or its Subcontractors to remobilize and restart the Work and Contractor shall be eligible for a Change Order pursuant to Article 6 for costs incurred by Contractor as a result of such suspension.

         SECTION 18.2. SUBSTITUTE PERFORMANCE

         If Contractor fails to perform any part of the Work in accordance with the Contract Documents, Owner may, without limiting any other remedy of Owner, stop the Work, subject to the Owner having first given the Contractor at least twenty one (21) days prior notice of its intention to stop the Work (which notice shall describe, with specificity, each item which Owner believes Contractor has failed to perform and provide reference to the applicable provision of this Agreement under which performance is required), and Contractor shall promptly commence action to correct such deficiencies. If Contractor fails to promptly commence action to correct such deficiencies, Owner may make good such deficiencies and a Change Order shall be issued deducting from payments then or thereafter due Contractor the cost of correcting such deficiencies.

                                  ARTICLE 19
                                OTHER PROVISIONS

         SECTION 19.1. NOTICES

         Any notice, demand, submission, request or approval required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given if the same is sent by registered or certified United States mail, return receipt requested (with all postage, registration, certification and other fees and charges prepaid), facsimile transfer, hand delivery, overnight delivery, or other reasonable method, and addressed as follows:


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


         IF TO OWNER:

                  East Coast Power L.L.C.
                  1095 Cranbury - South River Road, Suite 10
                  Jamesburg, New Jersey  08831
                  Attention: Vice President of Operations
                  Fax:  609-409-9404

         WITH A COPIES TO:

                  East Coast Power L.L.C.
                  c/o Bayway Refining Company Refinery
                  Railroad and Chemical Avenue
                  Linden, New Jersey  07036
                  Attention:  Project Director
                  Fax:  908-474-0804

         AND TO:

                  East Coast Power L.L.C.
                  Pennzoil Place/South Tower
                  711 Louisiana Street, 32nd Floor
                  Houston, Texas  77002-2716
                  Attention:  Vice President of Projects and Operations Support
                  Fax:  713-345-9705

         IF TO CONTRACTOR:

                  National Energy Production Corporation
                  11831 North Creek Parkway North
                  Bothell, Washington 98011
                  Attn:  Richard Kuprewicz
                  Fax:  425-415-3095

         AND IF THE NOTICE IS A NOTICE OF DEFAULT OR ALLEGED DEFAULT HEREUNDER, WITH A COPY TO:

                  National Energy Production Corporation
                  11831 North Creek Parkway North
                  Bothell, Washington 98011
                  Attn:  John Gillis
                  Fax: 425-441-3046

         Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.

         SECTION 19.2. NO WAIVER.

         No action or failure to act by Owner or Contractor shall constitute a waiver of any right or duty afforded any of them under the Contract Documents, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically agreed in writing.

         SECTION 19.3. GOVERNING LAW.

         THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD FOR ITS CONFLICTS OF LAWS RULES OR PRINCIPLES.

         SECTION 19.4. DISPUTE RESOLUTION.

         (a) NEGOTIATION OF DISPUTES AND DISAGREEMENTS. If any Dispute arises out of this Agreement or the performance of the Work which the Parties (provided that any dispute between Seller and Contractor shall not be resolved pursuant to this Agreement) are not able to settle or resolve within a period of ten (10) days after the Dispute arises, then each Party (provided that the dispute involves such Party) shall nominate a senior officer of its management to meet at a mutually agreed time and place not later than five (5) days after the initial ten (10) day period that the Dispute has arisen to attempt to resolve such Dispute. If resolution of such Dispute is not obtained within five
(5) days after the meeting of senior officers for such purpose, or such longer period as the Parties may mutually agree upon, then any Party may initiate mandatory arbitration in Houston, Texas before a panel of three arbitrators in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association. The arbitrators shall have the authority to make any award or judgment which a court of competent jurisdiction in the State of Texas could make; provided, however, such arbitrators shall not have authority to impose any indirect, consequential or punitive damages. The decision of the arbitrators shall be final and binding.

         Any deadline specified in this section may be altered by mutual agreement. In the event of any emergency situation requiring prompt resolution, the Parties agree to act in good faith to shorten the applicable time periods and streamline the negotiation and arbitration process as much as reasonably possible.

         The procedure specified in this Section 19.4 shall be the exclusive procedure for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that a party may seek a preliminary injunction or other preliminary judicial relief if, in its reasonable judgment, such action is necessary to avoid irreparable damage. Even if such judicial action is necessary, however, the Parties agree that they will continue to participate in good faith in the procedures specified in this Section. To the extent permitted by applicable Law, all applicable statutes of limitation shall be tolled while the procedures specified in this section are pending, and the Parties agree to take such action, if any, required to effectuate such tolling. In the event a Party refuses to arbitrate as required by this section, either party may bring action in any court of competent jurisdiction to enforce the arbitration provisions of this Agreement.

         (b) NO DELAY IN PERFORMANCE OF WORK. The existence of any Dispute under this Agreement or the pendency of the Dispute settlement or resolution procedures set forth herein shall not in and of themselves relieve or excuse any Party from its ongoing duties and obligations under this Agreement, and Contractor shall nevertheless promptly proceed with the performance of the Work, including any Change Order giving rise to a Dispute, except where otherwise provided by Article 6.

         SECTION 19.5. OWNER'S PROJECT DIRECTOR, OWNER'S REPRESENTATIVE AND
                       OWNER'S ENGINEER.

         Owner shall designate a qualified and competent representative ("Owner's Project Director"), who shall be duly authorized to execute or direct the execution of the Work. Contractor shall be entitled to rely on the authority of such person to commit Owner with regard to all matters relating to the Contract. The Owner's Project Director shall have full authority to represent Owner with respect to any and all matters pertaining to this Contract and direction given by him to Contractor shall be binding on Owner. Owner shall furnish Contractor a copy of such written authorization for the Owner's Project Director within five (5) days of the execution of this Agreement. In addition, Owner shall designate an individual who shall serve as Owner's Facility Site representative ("Owner's Facility Site Representative"). Owner's Facility Site Representative shall support the Owner's Project Director and act as his/her representative at the Facility Site and Existing Facility Site during the absence of the Owner's Project Director.

         Owner also shall designate an engineering firm licensed in the State of New Jersey (the "Owner's Engineer"). The Owner's Engineer will be used by Owner to perform various engineering functions, including, but not limited to, overseeing Contractor on design issues, drawings, drawing review, construction methods, system walkdown and check out, witnessing equipment tests and personnel training.

         SECTION 19.6. HEADINGS.

         Article and Section headings used in the Contract Documents are for convenience of reference only and shall not affect the construction or interpretation of the Contract Documents.

         SECTION 19.7. NON-WAIVER CLAUSE.

         Any delay, waiver or omission by Owner or Contractor to exercise any right or power arising from any breach or default by Contractor or Owner in any of the terms or provisions hereof shall not be construed to be a waiver by Owner or Contractor of any subsequent breach or default of the same or other terms or provisions on the part of Contractor or Owner.

         SECTION 19.8. SEVERABILITY.

         If any of the provisions, or portions or applications thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, Owner and Contractor shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purposes of this Agreement, and the validity and enforceability of the remaining provisions or portions, or applications thereof, shall not be affected thereby.

         SECTION 19.9. ASSIGNMENT AND FINANCING SUPPORT.

                  19.9.1 Each Party agrees that it will not sell, assign or transfer this Agreement or any part thereof or interest therein, either by power of attorney or otherwise, without the prior written reasonable consent of the other Party, and that any such sale, assignment or transfer, without such consent, shall be null and void. The sale of all or substantially all of a Party's assets or the sale of its stock in an amount sufficient to constitute a change of control shall constitute a transfer by such Party for the purpose of this Section 19.9. Each Party may assign this Agreement to an Affiliate, including a partnership, project entity or such equivalent under the laws of the U.S. upon providing ten (10) days prior written notice to the other Party so long as such entity assumes all of such Party's obligations and liabilities hereunder. No such assignment shall release a Party from its obligations under this Agreement or, in the case of Contractor, release Contractor from its obligation to provide the corporate guarantee required by Section 4.10 hereof.

                  19.9.2 Contractor agrees to execute an appropriate consent to any assignment of this Agreement by Owner to Lender as reasonably requested by Lender acknowledging, in effect, that this Agreement has been duly authorized and is valid and enforceable against Contractor and does not conflict with any Law binding upon Contractor or its articles of incorporation or by-laws, that this Agreement is in full force and effect, that Contractor will not agree to any amendment to this Agreement without Lender's approval in writing to the extent that Lender's consent to such amendment is required under Owner's financing documentation and made known by Owner to Contractor, that Contractor will not terminate this Agreement by reason of Owner's default without giving Lender notice of default and a reasonable opportunity to cure within the time limits for Owner's cure as set forth in this Agreement (plus such longer period as may be reasonably necessary if Lender in good faith is endeavoring to obtain possession of the Facility in order to so cure), that Agreement will deliver to Lender a copy of each notice of default simultaneously with the delivery thereof to Owner, that upon written instruction from Lender, Contractor will make all payments due to Owner hereunder in accordance with the instruction of Lender, as the case may be, and that in the event Lender exercises its rights under its financing documentation with Owner, Contractor will accept performance by Lender, or its successors or assigns, notwithstanding any restriction under or in accordance with this Agreement and that Contractor shall have no right to terminate this Agreement so long as Lender cures all defaults of Owner hereunder within the limits of Owner's cure as set forth in this Agreement (plus such longer period as may be reasonably necessary if Lender in good faith is endeavoring to obtain possession of the Facility in order to so cure, provided that, in any case, Contractor continues to receive payments due to it under and in accordance with this Agreement) except those defaults that are not susceptible to cure by Lender by the payment of money or otherwise. Contractor also agrees, upon the request of Owner, to furnish to Lender an opinion of counsel to Contractor with respect to the enforceability of this Agreement against Contractor.

                  19.9.3 Notwithstanding the provisions of 19.9 above, in the event that (i) Contractor's support of Owner's lending program requires work products other than those that would otherwise be required for the performance of the Work other than execution and delivery of documentation customary in project finance transactions, (ii) such work products are required out of the order that Contractor would otherwise perform the Work and such reordering has an adverse impact of Contractor's performance of the Work, or (iii) such support otherwise causes Contractor a delay in the performance of the Work or an increased cost, Contractor shall be eligible for an equitable adjustment in time to perform and the Contract Price pursuant to the Change Order provisions of Article 6 unless such additional work or expense is incurred as the result of Contractor's own negligence or failure to otherwise comply with the terms of this Agreement.

                  19.9.4 Notwithstanding the provisions of Section 19.9.1, any Party may assign any of its rights hereunder, without the consent of the other Parties, to any of such Party's subsidiaries or affiliates, or to any other person or Party for the purpose of any financing arrangement.

         SECTION 19.10. NO THIRD PARTY BENEFICIARIES.

         This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not be deemed to stipulate any benefit or create a cause of action for third parties, including Customers.

         SECTION 19.11. LIMITATION OF LIABILITY.

         The aggregate liability of Contractor, and its subcontractors and suppliers, partners, shareholders, directors, officers, employees, agents, Affiliates, or any of their respective directors, officers or employees, on all claims of any kind shall not exceed 90% the Contract Price whether said claims are based on contract, guarantee, indemnity (other than under Article 11), warranty, tort, including negligence or gross negligence of Contractor or any subcontractor or supplier, strict liability or otherwise, and whether said claims are for any and all losses or damages arising out of, connected with, or resulting from this Agreement, or from the performance or breach thereof, or for services on equipment or materials covered by or furnished pursuant to this Contract or any expansion thereof.

         The following claims are excluded from the above-mentioned limit of liability: claims based on fraud, willful acts or indemnity under Article 11.1.

         SECTION 19.12. WAIVER OF CONSEQUENTIAL DAMAGES.

         NO PARTY, NOR ANY OF THEIR AFFILIATES OR SUBCONTRACTORS, SHALL BE LIABLE TO THE OTHER PARTY AS A RESULT OF ANY ACTION OR INACTION UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, NEGLIGENCE OR OTHER FAULT, STRICT LIABILITY, BREACH OF CONTRACT OR WARRANTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING LOSS OF PROFITS, INTEREST, INCREASED EXPENSE OF OPERATION OF THE FACILITY OR EQUIPMENT, CLAIMS OF CUSTOMERS, CONSTRUCTION CORRECTION OR REPAIR COSTS

WHETHER ARISING UNDER THE LAW OF CONTRACTS, TORTS (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OF EVERY KIND AND STRICT LIABILITY), WITH OR WITHOUT FAULT, OR PROPERTY, OR AT COMMON LAW OR IN EQUITY, OR OTHERWISE, AND WHETHER CAUSED BY UNAVAILABILITY OF THE EQUIPMENT, SHUT DOWNS OR SERVICE INTERRUPTIONS, OR OTHERWISE.

         SECTION 19.13. AMENDMENTS.

         No change, amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless such change, amendment or modification shall be in writing and duly executed by both parties hereto.

         SECTION 19.14. TITLE TO FUEL AND ELECTRICAL OUTPUT.

         Contractor shall never assert, nor be deemed to have acquired, title to either Fuel-NG, LSFO or Electrical Output.

         SECTION 19.15. NON-COLLUSION.

         Contractor represents and warrants that Contractor has not given, made, promised or paid, nor offered to give, make, promise or pay any gift, bonus, commission, money or other consideration to any employee, agent, representative or official of the Owner as an inducement to or in order to obtain the goods or services to be provided to the Owner under this Agreement. Contractor agrees that Contractor shall not accept any gift, bonus, commission, money, or other consideration from any person (other than from the Owner under this Agreement) for any of the services performed by Contractor under or related to this Agreement. If any such gift, bonus, commission, money, or other consideration is received by or offered to Contractor, Contractor shall immediately report that fact to the Owner and, at the sole option of the Owner, the Owner may elect to accept the consideration for itself or to take the value of such consideration as a credit against the compensation otherwise owing to Contractor under this Agreement.

         SECTION 19.16. COUNTERPARTS.

         This Agreement may be executed in counterparts, each of which shall be deemed an original and comprise one Agreement.

         SECTION 19.17. ENTIRE AGREEMENT.

         This Agreement, together with the letter agreement of even date herewith by and between Owner and Contractor, represents the entire agreement between the parties with respect to the subject matter hereof.

                                     Owner:

                                     EAST COAST POWER L.L.C.



                                     BY:
                                        ------------------------------------
                                     NAME:
                                          ----------------------------------
                                     TITLE:
                                           ---------------------------------


                                     Contractor:

                                     NATIONAL ELECTRIC PRODUCTION CORPORATION


                                     BY:
                                        ------------------------------------
                                     NAME:
                                          ----------------------------------
                                     TITLE:
                                           ---------------------------------

                                    EXHIBIT A

                            CONTRACT PRICE AND TERMS


Part I    Contract Price

The Contract Price is US dollars ($91,750,000).


Part II   Options - None


Part III  Payment Schedule on the next page

DATE     MILESTONES        INVOICE   CHANGE    PERIOD     CUMULATIVE    AMOUNT
                           AMOUNT    ORDERS    TOTAL                     DUE
                          (NOTE 5)
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                    EXHIBIT E

                             PERFORMANCE GUARANTEES


1.0   SOUND LEVEL GUARANTEES

1.1   NEAR SOURCE SOUND LEVEL GUARANTEE

      Provided the Facility is operating at a steady state condition at Base Load during a sound level test conducted in accordance with Exhibit G-2, Contractor guarantees that the near field average A-weighted sound pressure levels of the Facility shall not exceed 85dB(a) (referenced to 20 micropascals) (the "Near Source Sound Level Guarantee") when measured during a Performance Test or Sound Level Test in accordance with the Sound Level Test Procedures at one and half (1.5) meters above any working elevation and one (1) meter from the surface of the equipment. This guarantee applies only to inhabited areas of the Facility. (For example such guarantee would not apply to the inside of the combustion turbine acoustic enclosure. Ear protection would be worn in such areas.) The Near Source Sound Level Guarantee is limited to normal sound sources within the Scope of Work.

1.2   FAR SOURCE SOUND LEVEL GUARANTEE

      Contractor guarantees that the far field average A-weighted sound pressure level of the Facility (referenced to 20 micropascals) shall meet the local ordinance requirements at the nearest residential receptor while operating at a steady state condition at Base Load during a sound level test conducted in accordance with Exhibit G-2 (the "Far Source Sound Level Guarantee").

1.3   SOUND LEVELS

      In the event the Sound Level Guarantees are not met but nonetheless the Facility can be operated under applicable Law, Liquidated Damages shall not be assessed provided all other conditions to Substantial Completion have been achieved.

2.0   AIR EMISSIONS GUARANTEES

2.1   AIR EMISSION GUARANTEES REQUIRED ON ALL FUELS

      The following conditions shall be met for cases defined in Section 2.2 and
      2.3 of this Section 2.0:

      (a)   SO2 to SO3 conversion through the CO catalyst shall not exceed
            29.5%,

      (b)   Ammonia slip shall be limited to a maximum of 2 ppmvd @ 15% O2,

      (c) Minimum gas temperature into inlet of CO catalyst bed shall be 700(degrees)F.

      (d) Minimum gas temperature into inlet of SCR catalyst bed shall be 605(degrees)F.

2.2   NATURAL GAS OPERATION

      As a Minimum Performance obligation, Contractor guarantees that air emissions as measured at the stack continuous emission monitoring ("CEM") point during an Air Emission Test shall not exceed the following values (the "Air Emissions Guarantee-NG") when the Facility is operated on Fuel-NG at Base Load and Guarantee Conditions as defined in Section 4.0 of Exhibit G.

                  CATEGORY               LEVEL          UNIT OF MEASURE
            --------------------------------------------------------------
                     NOx                  2.5           ppmvd @ 15% O(2)
            --------------------------------------------------------------
                     NOx                 16.62               lb/hr
            --------------------------------------------------------------
                     CO                   2.0           ppmvd @ 15% O(2)
            --------------------------------------------------------------
                     CO                   8.12               lb/hr
            --------------------------------------------------------------
                     SO2                  1.44        lb/hr(max per fuel
                                                       specification in
                                                          Exhibit P
            --------------------------------------------------------------
                Ammonia Slip               2            ppmvd @ 15% O(2)
            --------------------------------------------------------------
                     TSP                  7.0                lb/hr
              (front half only)
            --------------------------------------------------------------
                    PM10                 28.79               lb/hr
            (front and back half)
            --------------------------------------------------------------
                     UHC                  7.0                ppmvw
            --------------------------------------------------------------
                     VOC                  0.84          ppmvd @ 15% O(2)
            --------------------------------------------------------------
                     VOC                  1.96               lb/hr
            --------------------------------------------------------------

2.3 LOW SULFUR FUEL OIL OPERATION. As a Minimum Performance obligation, Contractor guarantees that air emissions as measured at the stack CEM point during an Emission Test shall not exceed the following values (the "Air Emissions Guarantee-LSFO") when the Facility is operated on Fuel-LSFO at Base Load and Guarantee Conditions as defined in Section 4.0 of Exhibit
      G:

            CATEGORY               LEVEL             UNIT OF MEASURE
      --------------------------------------------------------------------
               NOx                  6.0              ppmvd @ 15% O(2)
      --------------------------------------------------------------------
               NOx                 42.33                  lb/hr
      --------------------------------------------------------------------
               CO                   6.0              ppmvd @ 15% O(2)
      --------------------------------------------------------------------
               CO                  25.78                  lb/hr
      --------------------------------------------------------------------
               SO2                 46.88           lb/hr (max per fuel
                                                specification in Exhibit P
      --------------------------------------------------------------------
          Ammonia Slip               2               ppmvd @ 15% O(2)
      --------------------------------------------------------------------

      --------------------------------------------------------------------
               TSP                 17.0                   lb/hr
        (front half only)
      --------------------------------------------------------------------
              PM10                 61.23                  lb/hr
      (front and back half)
      --------------------------------------------------------------------
               UHC                  7.0                   ppmvw
      --------------------------------------------------------------------
               VOC                  1.2              ppmvd @ 15% O(2)
      --------------------------------------------------------------------
               VOC                  2.96                  lb/hr
      --------------------------------------------------------------------

3.0   ELECTRICAL OUTPUT GUARANTEES.

3.1 ELECTRICAL OUTPUT GUARANTEE-NG. Contractor guarantees that the average Adjusted Electrical Output-NG of the Facility, as demonstrated during the most recent Performance Test-NG shall be equal to or greater than 167,822kW.

3.2 MINIMUM PERFORMANCE ELECTRICAL OUTPUT GUARANTEE-NG. The corresponding minimum electrical output guarantee is that the average Adjusted Electrical Output-NG of the Facility, as demonstrated during the most recent Performance Test-NG, shall be equal to or greater than 161,906 kW.

3.3 ELECTRICAL OUTPUT GUARANTEE-LSFO. Contractor guarantees that the average Adjusted Electrical Output-LSFO, as demonstrated during the most recent Performance Test-LSFO shall be equal to or greater than 157,198 kW.

3.4 MINIMUM PERFORMANCE ELECTRICAL OUTPUT GUARANTEE-LSFO. The corresponding minimum electrical output guarantee is that the average Adjusted Electrical Output-LSFO, as demonstrated during the most recent Performance Test-LSFO, shall be equal to or greater than 151,284 kW.

4.0   HEAT RATE GUARANTEES

4.1 HEAT RATE GUARANTEE-NG. Contractor guarantees that the average Adjusted Heat Rate-NG, as demonstrated during the most recent Performance Test on Fuel-NG, shall not exceed 9643 BTU/kWh (LHV). Electrical Output-NG will be utilized in calculating Heat Rate-NG. Determination of Heat Rate-NG will follow the protocol outlined in Exhibit F of the Purchase Order.

4.2 MINIMUM PERFORMANCE HEAT RATE GUARANTEE-NG. The corresponding maximum heat rate guarantee is that the average Adjusted Heat Rate-NG, as demonstrated during the most recent Performance Test-NG, shall not be more than 10,035 BTU/kWh (LHV). Electrical Output-NG will be utilized in calculating Heat Rate-NG. Determination of Heat Rate-NG will follow the protocol outlined in Exhibit F of the Purchase Order.

4.3 HEAT RATE GUARANTEE-LSFO. Contractor guarantees that the average Adjusted Heat Rate-LSFO, as demonstrated during the most recent Performance Test-LSFO shall not exceed 10,678 BTU/kWh (LHV). Electrical Output-LSFO will be utilized in calculating Heat Rate-LSFO. Determination of Heat Rate-LSFO will follow the protocol outlined in Exhibit F of the Purchase Order.

4.4 MINIMUM PERFORMANCE HEAT RATE GUARANTEE-LSFO. The corresponding maximum heat rate guarantee is that the average Adjusted Heat Rate-LSFO, as demonstrated during the most recent Performance Test-LSFO, shall not be more than 11,115 BTU/kWh (LHV). Electrical Output-LSFO will be as utilized in calculating Heat Rate-LSFO. Determination of Heat Rate-LSFO will follow the protocol outlined in Exhibit F of the Purchase Order.

5.0   STEAM GUARANTEES

5.1 HP STEAM GUARANTEE-NG. Contractor guarantees that the production of the average Adjusted HP Steam Output-NG as demonstrated during the most recent Performance Test-NG, shall be equal to or greater than 520,400 #s/hr as measured at the high pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.2 MINIMUM PERFORMANCE HP STEAM GUARANTEE-NG. Contractor guarantees that the minimum average Adjusted HP Steam Output-NG, as demonstrated during the most recent Performance Test-NG shall be equal to or greater than 507,390 #s/hr as measured at the high pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.3 HP STEAM GUARANTEE-LSFO. Contractor guarantees that the production of the average Adjusted HP Steam Output-LSFO as demonstrated during the most recent Performance Test-LSFO, shall be equal to or greater than 528,200 #s/hr, as measured at the high pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.4 MINIMUM PERFORMANCE HP STEAM GUARANTEE-LSFO. Contractor guarantees that the minimum average Adjusted HP Steam Output-LSFO, as demonstrated during the most recent Performance Test-LSFO shall be equal to or greater than 514,995 #s/hr as measured at the high pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.5 IP STEAM GUARANTEE-NG. Contractor guarantees that the production of the average Adjusted IP Steam Output-NG as demonstrated during the most recent Performance Test-NG shall be equal to or greater than 33,800 #s/hr as measured at the intermediate pressure steam outlet flow meter located directly downstream of HRSG superheater.

5.6 MINIMUM PERFORMANCE IP STEAM GUARANTEE-NG. Contractor guarantees that the minimum average Adjusted IP Steam Output-NG, as demonstrated during the most recent Performance Test-NG shall be equal to or greater than 32,955 #s/hr as measured at the intermediate pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.7 IP STEAM GUARANTEE-LSFO. Contractor guarantees that the production of the average Adjusted IP Steam Output-LSFO as demonstrated during the most recent Performance Test-LSFO, shall be equal to or greater than 31,550 #s/hr as measured at the intermediate pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.8 MINIMUM PERFORMANCE IP STEAM GUARANTEE-LSFO. Contractor guarantees that the minimum average Adjusted IP Steam Output-LSFO, as demonstrated during the most recent Performance Test-LSFO shall be equal to or greater than 30,761 #s/hr as measured at the intermediate pressure steam outlet flow meter located directly downstream of the HRSG superheater.

5.9 STEAM PURITY GUARANTEE. Contractor guarantees that the HP and IP steam purity as measured at the sample point on the respective HRSG outlet steam lines shall not exceed the following limits when the Facility is operating at Base Load and Guarantee Conditions while operating on Fuel-LSFO and at 1% blowdown:

      IMPURITIES                           STANDARDS
      Total Dissolved Solids               50 ug/l or less
      Sodium                               20 ug/l or less
      Silica                               20 ug/l or less
      Cation conductivity                  0.2 uS/cm or less

                                           (u = micro)

                                    EXHIBIT F

                               LIQUIDATED DAMAGES

1.0   DELAY LIQUIDATED DAMAGES.

1.1 DELAY LIQUIDATED DAMAGES. Owner may assess and Contractor agrees to pay liquidated damages (the "Delay Liquidated Damages") at the rate of $36,000.00 per day for each day that Contractor fails to cause the Facility to achieve Substantial Completion by the Guaranteed Completion Date; provided however, in the event Owner elects to place the Facility into commercial operations prior to Contractor causing the Facility to achieve all criteria for Substantial Completion such Delay Liquidated Damages shall not be assessed against Contractor from the date of commencement of such commercial operations. Owner from time to time shall invoice Contractor for any Delay Liquidated Damages which have become due, and Contractor shall pay each such invoice within 30 days after receipt thereof.

2.0   PERFORMANCE LIQUIDATED DAMAGES:

2.1 ELECTRICAL OUTPUT LIQUIDATED DAMAGES-NG. Provided Contractor has achieved the Minimum Performance Electrical Output Guarantee-NG, liquidated damages shall be assessed by Owner, and Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-NG, at a rate of Five Hundred Twenty-Four Dollars ($524.00) for each kW that the Adjusted Electrical Output of the Facility (as measured during the most recent Performance Test on Fuel-NG) is less than the Electrical Output Guarantee-NG (the "Electrical Output Liquidated Damages-NG").

2.2 ELECTRICAL OUTPUT LIQUIDATED DAMAGES-LSFO. Provided Contractor has achieved the Minimum Performance Electrical Output Guarantee-LSFO, liquidated damages shall be assessed by Owner, and Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-LSFO, at a rate of Five Hundred Twenty-Four Dollars ($524.00) for each kW that the Adjusted Electrical Output of the Facility (as measured during the most recent Performance Test on Fuel-LSFO) is less than the Electrical Output Guarantee-LSFO (the "Electrical Output Liquidated Damages-LSFO").

2.3 HEAT RATE LIQUIDATED DAMAGES-NG. Provided Contractor has achieved the Minimum Performance Heat Rate Guarantee-NG, liquidated damages shall be assessed by Owner, and Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-NG, at a rate of Six Thousand Dollars ($6,000.00) for each BTU/kWh (LHV) that the average Adjusted Heat Rate for the Facility (as measured during the most recent Performance Test on Fuel-NG) exceeds the Heat Rate Guarantee-NG (the "Heat Rate Liquidated Damages-NG").

2.4 HEAT RATE LIQUIDATED DAMAGES-LSFO. Provided Contractor has achieved the Minimum Performance Heat Rate Guarantee-LSFO, liquidated damages shall be assessed by Owner, and Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-LSFO, at a rate of Six Thousand Dollars $6,000.00) for each BTU/kWh

      (LHV) that the average Adjusted Heat Rate for the Facility (as measured during the most recent Performance Test on Fuel-LSFO) exceeds the Heat Rate Guarantee-LSFO (the "Heat Rate Liquidated Damages-LSFO").

2.5 STEAM OUTPUT LIQUIDATED DAMAGES-NG. Provided Contractor has achieved the Minimum Performance HP Steam Guarantee-NG and the Minimum Performance IP Steam Guarantee-NG, liquidated damages shall be assessed by Owner, and Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-NG, at a rate of Two Hundred Twenty Dollars ($220.00) for each lb of HP Steam that the Adjusted HP Steam Output of the Facility (as measured during the most recent Performance Test on Fuel-NG) is less than the HP Steam Guarantee-NG (the "Steam Output Liquidated Damages-NG (HP)"). Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-NG, at a rate of One Hundred Forty Dollars ($140.00) for each lb of IP Steam that the Adjusted IP Steam Output of the Facility (as measured during the most recent Performance Test on Fuel-NG) is less than the IP Steam Guarantee-NG (the "Steam Output Liquidated Damages-NG (IP)").

2.6 STEAM OUTPUT LIQUIDATED DAMAGES-LSFO. Provided Contractor has achieved the Minimum Performance HP Steam Guarantee-LSFO and the Minimum Performance IP Steam Guarantee-LSFO, liquidated damages shall be assessed by Owner, and Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-LSFO, at a rate of Two Hundred Twenty Dollars ($220.00) for each lb of HP Steam that the Adjusted HP Steam Output of the Facility (as measured during the most recent Performance Test on Fuel-LSFO) is less than the HP Steam Guarantee-LSFO (the "Steam Output Liquidated Damages-LSFO (HP)"). Contractor agrees to pay, if a Performance Test has been conducted on the Facility on Fuel-LSFO, at a rate of One Hundred Forty Dollars ($140.00) for each lb of IP Steam that the Adjusted IP Steam Output of the Facility (as measured during the most recent Performance Test on Fuel-LSFO) is less than the IP Steam Guarantee-LSFO (the "Steam Output Liquidated Damages-LSFO (IP)").

3.0 PERFORMANCE TEST REQUIRED. A Performance Test must be performed before Performance Liquidated Damages can be assessed.

3.1 SETTING OUT OF PERFORMANCE LIQUIDATED DAMAGES. Performance related Liquidated Damages, if any, shall be due and payable by Contractor pursuant to Section 2.0 of this Exhibit F in accordance with the rates set forth herein and the calculations set forth in the Notice of Substantial Completion issued pursuant to Section 7.5 of the Agreement. Contractor agrees to pay undisputed Performance Liquidated Damages attributable to the amount by which the Facility fails to meet the Electrical Output Guarantee-NG, the Heat Rate Guarantee-NG, Electrical Output Guarantee-LSFO, the Heat Rate Guarantee-LSFO and the Steam Output Guarantee-NG and the Steam Output Guarantee-LSFO, (i) as it pertains to the result of the Performance Test on which Contractor declares Substantial Completion within 7 days of such declaration, and (ii) any additional Performance Liquidated Damages as the same becomes due because the Facility performance is degraded by Contractor's attempts to improve performance pursuant to Section 8.3 of the Agreement, upon the earlier of Owner and Contractor determining that further efforts by

      Contractor to improve the performance of the Facility are not warranted or 180 days after Substantial Completion (and such additional Performance Liquidated Damages shall be based on the last Performance Test.).

3.2 REDUCTION IN PERFORMANCE LIQUIDATED DAMAGES. In the event as a result of the Remedial Work Contractor improves the Facility's performance for which Performance Liquidated Damages are payable after Owner has been paid Performance Liquidated Damages by Contractor then Owner shall:

      (a) refund to Contractor an amount equal to the Performance Liquidated Damages associated with such improvement in electrical output, HP steam, and/heat rate performance; and/or

      (b) reduce the offset associated with such improvement in the Adjusted Electrical Output, the Adjusted Heat Rate, or Adjusted Steam Output associated with performance on Fuel-NG or Fuel-LSFO;

            however, such reduction in offset or amount of refund shall not exceed the amount actually previously offset or paid for failure of the Facility to meet the Performance Guarantees.

4.0   MAXIMUM LIABILITIES FOR LIQUIDATED DAMAGES.

4.1 MAXIMUM DELAY LIQUIDATED DAMAGES. Contractor's maximum liability for Delay Liquidated Damages shall be 10% of the Contract Price.

4.2 MAXIMUM ELECTRICAL OUTPUT LIQUIDATED DAMAGES. Contractor's maximum liability for Electrical Output Liquidated Damages shall be 10% of the Contract Price.

4.3 MAXIMUM HEAT RATE LIQUIDATED DAMAGES. Contractor's maximum liability for Heat Rate Liquidated Damages shall be 10% of the Contract Price.

4.4 MAXIMUM STEAM OUTPUT LIQUIDATED DAMAGES. Contractor's maximum liability for Steam Output Liquidated Damages shall be $2,000,000.

4.5   MAXIMUM AGGREGATE LIQUIDATED DAMAGES. Notwithstanding Section 4.1, 4.2,
      4.3 and Section 4.4 above, Contractor's maximum aggregate liability for Liquidated Damages, if any, under this Agreement shall be 30% of the Contract Price.

                                    EXHIBIT H

                         MINIMUM INSURANCE REQUIREMENTS


1.0 CONTRACTOR'S INSURANCE. Effective with the commencement of the Work, and for the duration of its obligations under this Agreement, Contractor shall maintain insurance of the types and in the minimum amounts hereinafter set forth. Contractor shall furnish a certificate of insurance to Owner evidencing that such coverages are in effect prior to starting the Work. The policies shall contain provisions that no cancellation or material changes in coverage shall become effective except on thirty (30) days advance written notice thereof to Owner.

1.1 WORKERS COMPENSATION AND EMPLOYERS LIABILITY INSURANCE. Contractor agrees to comply with Workers Compensation laws of the state(s) or areas where the Work is performed, and to maintain a Workers Compensation and Employers Liability policy. This policy shall be endorsed to provide: all states coverage, voluntary compensation coverage and occupational disease. If the Work is to be performed on or near navigable waters, the policy shall include coverage for United States Longshoreman's and Harbor Worker's Act, Death on the High Seas, Jones Act, and all shall contain endorsement for borrowed servants.

                  Workers Compensation      Statutory

                  Employers Liability       $2,000,000 Each Accident (Minimum)
                                            $2,000,000 Disease Each Employee
                                            (Minimum)

1.2 COMMERCIAL GENERAL LIABILITY INSURANCE Commercial General Liability insurance, to include coverage for: explosion, collapse and underground ("XCU") perils; broad form property damage to include coverage for damage to the Existing Facility and loss of use thereof arising out of Contractor's performance of the Work; contractual liability (particularly the applicable provisions of the "General Indemnity" section of this contract; products and completed operations coverage for a period of one
      (1) year after Substantial Completion.

                  Bodily Injury and         $2,000,000 Combined Single Limit
                  Property Damage           Each Occurrence (Minimum)


1.3 AUTOMOBILE LIABILITY INSURANCE Automobile Liability insurance which shall include coverage for all owned, non-owned, leased and hired vehicles.

                  Bodily Injury and         $2,000,000 Combined Single Limit
                  Property Damage           Each Occurrence (Minimum)

1.4   UMBRELLA LIABILITY INSURANCE

                  Bodily Injury and         13,000,000 Combined Single Limit
                  Property Damage           Each Occurrence (Minimum and Excess
                                            of Primary)


Applying in excess of the limits shown for Employers Liability, Commercial General Liability, and Automobile Liability, with terms and conditions at least as broad as those of the underlying policies.

2.0   OWNER'S INSURANCE

      Effective with the commencement of the Work, and until Final Completion, Owner shall maintain insurance of the types and in the amounts hereinafter set forth. Owner shall furnish a certificate of insurance to Contractor evidencing that such coverages are in effect prior to starting the Work. The policies shall contain provisions that no cancellation or material changes in coverage shall become effective except on thirty (30) days advance written notice thereof to Contractor.

2.1   BUILDERS ALL RISK

      A Builder' All Risk ("BAR") insurance policy covering the risk of physical loss of or damage to tangible property to be used in the performance of the Work or incorporated into the Facility, but not including Contractor's tools and equipment. Such policy shall provide coverage while Property is in transit to the Facility Site, in temporary offsite storage while awaiting transit to the Facility Site; and while at the Facility Site. Such coverage shall apply on a replacement cost basis insuring the total cost of the Facility and will also include coverage for removal of debris; testing and commissioning, and a twelve (12) months extended maintenance period.

2.2   MARINE CARGO INSURANCE

      To the extent that the Work will include ocean marine shipments, and that such shipments are outside the scope of coverage of the insurance provided by Owner in 2.1, Owner shall purchase insurance for the risk of loss of or damage to tangible property while in the course of ocean transit on a warehouse to warehouse basis, at a limit of 110% of the cost of the largest single shipment. The deductible on the insurance policy referred to in this Section 2.2 shall not exceed $100,000.

ADDITIONAL REQUIREMENTS

All policies of insurance required under this Exhibit H shall be endorsed to provide that the coverage provided therein shall be primary and without right of contribution from any similar policies which may be maintained by the parties hereto. All deductibles under such policies up to a maximum of $100,000 shall be the sole responsibility of Contractor, unless the loss is caused by the negligence of Owner.

All policies of insurance required under Section 1.0 with the exception of workers' compensation shall name Owner as an additional insured, and all policies of insurance required under Section 1.0 shall provide for a waiver of subrogation in favor of Owner, its agents officers and employees.

All policies of insurance required under Section 2.0 shall name Contractor, its subcontractors and agents as additional insured and shall provide for a wavier of subrogation in favor of Contractor, subcontractors, agents and employees. All insurance policies covering the risk of physical loss of or damage to property comprising the Existing Facility shall provide for a wavier of subrogation in favor of Contractor, its subcontractor, vendors, suppliers, agents officers and employees for their activities at the Facility Site.

Contractor shall require any subcontractor at any tier, vendor, supplier, material dealer and others connected with the Work irrespective of their contractual relationship to Contractor or Owner, to provide and maintain insurance consistent with the specifications of Sections 1.1, 1.2 and 1.3 of this exhibit at all times during the period that their agreement related to Work under this Contract is in force and effect at the subcontractor's, vendor's, supplier's, material dealer's, or others' own cost, with insurance limits and in form and issuing companies acceptable to Owner.

                                    EXHIBIT I

                              ENRON CORP. GUARANTY


                                    Guaranty

This Guaranty Agreement (the "Guaranty"), dated and effective as of _____________, is made and entered into by Enron Corp., an Oregon corporation ("Guarantor") in favor of _________________________ ("Counterparty").

WHEREAS, Counterparty has agreed to enter into a Fixed Price Engineering, Procurement and Construction Agreement dated [_____________], 2000 for the construction of the ___________________ Power Project (the "Agreement") with National Energy Production Corporation, a Delaware corporation (the "Company"), a subsidiary of Guarantor. Guarantor will directly or indirectly benefit from the transactions to be entered into between the Company and Counterparty.

NOW THEREFORE, in consideration of Counterparty entering into the Agreement, Guarantor hereby covenants and agrees as follows:

1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used in this Guaranty shall have the same meanings as set forth in the Agreement.

2.    GUARANTY.

      (a) Guarantor hereby absolutely, irrevocably and unconditionally guarantees due and punctual payment and performance (in the case of performance to cause the performance through Guarantor's payment to another party to perform the Company's performance obligations) of all the obligations and liabilities of the Company to Counterparty in connection with and to the extent provided for in the Agreement (the "Obligations"). If for any reason the Company shall fail duly and punctually to pay and perform the Obligations owed by it under the Agreement (including, without limitation, liquidated damages), then Guarantor shall promptly pay or cause a third party to perform such Obligations upon Guarantor's receipt of Counterparty's Demand, as hereinafter defined. This guaranty is an absolute, unconditional, continuing guaranty of payment and performance and is in no way conditioned upon whether Counterparty has made any attempt to require payment and performance by the Company before making demand under this Guaranty. This is a guaranty of payment and performance rather than a guaranty of collection.

            Guarantor's liability hereunder shall be and is specifically limited to payments expressly required to be made under the Agreement (even if such payments are deemed to be damages) and, except to the extent specifically provided in the Agreement, in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable loss of profits, punitive, tort, or any other damages or costs.

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
            The aggregate amount covered by this Guaranty shall not exceed $______ AAAAA U.S. Dollars [100% of the Contract Price]), provided however, that such aggregate amount shall be adjusted to reflect any adjustment to the Contract Price as the result of a Change Order made pursuant to Section 6.9 of the Agreement.

      (b) This Guaranty shall be binding upon and enforceable against Guarantor without regard to the genuineness, regularity, validity or enforceability of the Agreement or of any term thereof or lack of power or authority of the Company to enter into any such agreement. This Guaranty shall be binding upon and enforceable against Guarantor as to the Agreement, including any change, amendment or modification to the Agreement whether or not notice thereof is given to Guarantor.

      (c) If the Agreement or the Company's Obligations thereunder are terminated as a result of the rejection or disaffirmance thereof by any trustee, receiver or liquidating agency of the Company, or for any property of the Company, in any assignment for the benefit of creditors or any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, Guarantor's obligations hereunder shall continue to the same extent as if the Agreement or the Obligations thereunder, as the case may be, had not been so rejected or disaffirmed.

      (d) The obligations of Guarantor hereunder shall not be subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim Guarantor or the Company may have against Counterparty, except as such rights may be available under the Agreement including, without limitation, rights based on the excused nonperformance by the Company and rights based on the failure to perform by Counterparty under the Agreement.

      (e) With respect to the unconditional obligations of Guarantor hereunder, Guarantor unconditionally waives: (i) all notices which may be required by statute, rule or law or otherwise to preserve any rights against Guarantor hereunder; (ii) any requirement for the enforcement, assertion or exercise of any right, remedy, power or privilege under or in respect of the Agreement; and (iii) any requirement that the Company be joined as a party to any proceedings for the enforcement of any provision of this Guaranty. Guarantor hereby agrees not to assert or enforce any right of contribution, reimbursement, indemnity, subrogation or any other right to payment from the Company as a result of Guarantor's performance of its obligations pursuant to this Guaranty until all Obligations are paid in full.

      (f) The obligations of Guarantor set forth herein constitute the full recourse obligations of Guarantor enforceable against it to the full extent of all its assets and properties, subject to the indemnities, limitations, releases and waivers of liability in favor of the Company and Guarantor contained in the Agreement.

3. DEMANDS AND NOTICE. If the Company fails or refuses to pay or perform any Obligations as required by the Agreement and the Counterparty makes a demand upon

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
      Guarantor in writing reasonably and briefly specifying in what manner and what amount the Company has failed to pay or perform pursuant to the Agreement (hereinafter referred to as a "Demand"), then Guarantor shall pay or cause a third party to perform such Obligations noted in such Demand within five (5) Business Days. A single written Demand shall be effective as to any specific default during the continuance of such default, until the Company or Guarantor has cured such default, and additional written demands concerning such default shall not be required until such default is cured.

4.    REPRESENTATIONS AND WARRANTIES.  Guarantor represents and warrants that:

      (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and has the full corporate power, authority and legal right to execute, deliver and perform its obligations under this Guaranty;

      (b) No authorization, approval, consent or order of, or registration or filing with, any court or other governmental body having jurisdiction over Guarantor is required on the part of Guarantor for the execution and delivery of this Guaranty; and

      (c) This Guaranty, when executed and delivered, will constitute a valid and legally binding agreement of Guarantor, "except as the enforceability of this Guaranty may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity as they apply to the Guarantor.

      (d) The execution and delivery of, and performance by Guarantor of its obligations under, this Guaranty will not (i) result in a violation of, or be in conflict with, or constitute a default or an event which would with notice or lapse of time or both become a default under, any provision of the amended and restated articles of incorporation or by-laws of Guarantor, or any material ("material" for purposes of this representation meaning creating a liability of $100,000,000 or more)agreement or other instrument to which Guarantor is a party or by which it or its property is bound, in any way that would materially and adversely affect Guarantor's property or business or its ability to perform its obligations under this Guaranty, (ii) result in the creation of any lien upon any property of Guarantor, or (iii) result in a violation of any statute, rule or regulation, judgment, order, decree or award of any court, arbitrator or governmental or public instrumentality binding upon Guarantor or its property.

5. AMENDMENT OF GUARANTY. No term or provision of this Guaranty shall be amended, modified, altered, waived or supplemented except in a writing signed by Guarantor and Counterparty.

6. WAIVERS. Guarantor hereby unconditionally waives (a) notice of acceptance of this Guaranty; (b) presentment and demand concerning the liabilities of Guarantor, except as provided in Section 3 hereof; (c) any right to require that any action or proceeding be brought against the Company or any other person; and (d) any requirement that

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
      Counterparty seek enforcement of any performance against the Company or any other person prior to any action against Guarantor under the terms hereof.

      Except as to applicable statutes of limitation, no delay of Counterparty in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of Guarantor from any obligations hereunder.

      Guarantor consents to the renewal, compromise, extension, acceleration or other changes in the time of payment of or other changes or modifications to the terms of the Agreement.

7. CONSENT TO ASSIGNMENT. Guarantor hereby consents to the collateral assignment by Counterparty to Lender of Counterparty's interest in this Guaranty in connection with the financing or refinancing of the Facility. If requested by Lender, Guarantor shall execute and deliver a written Consent and Agreement with Lenders confirming its consent, which shall include terms reasonable and customary in project finance transactions.

8. EXPENSES. Guarantor agrees to pay to Counterparty on demand all reasonable costs and expenses (including, without limitation, attorneys' fees) in any way relating to the enforcement or protection of the rights of the Counterparty hereunder should Guarantor be required to pay under this Guaranty.

9. SUBROGATION. Guarantor will not exercise any rights which it may have by way of subrogation until all the Obligations to Counterparty shall have been paid in full.

10. NOTICE. Any Demand, notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called "Notice") shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by telegram or telecopier, as follows:

To Counterparty:                   To Guarantor:
                                                Enron Corp.
                                                1400 Smith Street
                                                Houston, Texas  77002
                                                Attn.: Vice President,
                 Attn.:                                Finance and Treasurer
                 Fax No.:                       Fax No.:  (713) 646-3422


      Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All Notices by telegram or telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving notice as provided above of such change of address.

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
11.   MISCELLANEOUS

      (a) This guaranty shall in all respects be governed by, and construed in accordance with, the laws of the state of New York (other than the laws governing choice of law).

      (b) This Guaranty shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by Counterparty and its successors and assigns.

      (c) The Guaranty embodies the entire agreement and understanding between Guarantor and Counterparty and supersedes all prior agreements and understandings relating to the subject matter hereof.

      (d) All agreements, representations and warranties contained herein or made in writing by or on behalf of Guarantor in connection with the transactions contemplated hereby shall survive the execution and delivery of this Guaranty.

      (e) If any provision of this Guaranty or any application thereof shall be invalid or unenforceable, the remainder of this Guaranty and any other application of such provision shall not be affected thereby.

      (f) Nothing in this Guaranty or any other document referred to herein is intended to waive any rights not specifically waived in said documents nor is intended to enlarge or modify the obligations or duties of Counterparty.

      (i) The headings in this Guaranty are for purposes of reference only, and shall not affect the meaning hereof.

      (ii) This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed an original, fully enforceable counterpart, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Guarantor has executed this Guaranty on ___________ 2000, but it is effective as of the date first above written.


                                       ENRON CORP.


                                       By: _________________________________

                                       Name: _______________________________

                                       Title: ______________________________


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